Exhibit 10.1

________________________________________________________________

CREDIT AGREEMENT

Dated as of August 5, 2011

By and between

CVD EQUIPMENT CORPORATION

and

HSBC BANK USA, NATIONAL ASSOCIATION

________________________________________________________________

i

SCHEDULES

Schedule 1.01	- Permitted Action
Schedule I	- Subsidiaries
Schedule II	- Liens
Schedule III	- Existing Indebtedness
Schedule IV	- Existing Guaranties

EXHIBITS

Exhibit A	- Form of Revolving Credit Note
Exhibit B	- Form of Equipment Loan Note
Exhibit C	- Form of Term Loan Note
Exhibit D	- Notice of Borrowing
Exhibit E	- Form of Security Agreement
Exhibit F	- Form of Guaranty
Exhibit G	- Form of Opinion of Counsel
Exhibit H	- Form of Account Pledge Agreement

CREDIT AGREEMENT dated as of August 5, 2011, by and between CVD EQUIPMENT CORPORATION, a New York corporation (the “Company”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS

The Company has requested the Bank to extend credit to the Company.  The Bank is willing to extend credit to the Company, subject to the terms and conditions hereinafter set forth.

Accordingly, the Company and the Bank agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.                      Definitions.  As used herein, the following words and terms shall have the following meanings:

“Account Pledge Agreement” shall mean the Account Pledge Agreement in the form attached hereto as Exhibit H to be executed and delivered on the Closing Date by the Company, as same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Affiliate” shall mean with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership, membership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Letters of Credit Outstanding” shall mean, on the date of determination thereof, the sum of (a) the aggregate maximum stated amount at such time which is available or available in the future to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of all payments made by the Issuing Bank under any Letter of Credit that has not been reimbursed by any Company at such time.

“Aggregate Outstandings” shall mean, on the date of determination thereof, the sum of (a) the Aggregate Letters of Credit Outstandings at such time, (b) the aggregate outstanding principal amount of all Revolving Credit Loans at such time, and (c) the aggregate outstanding principal amount of all Equipment Loans at such time.

“Agreement” shall mean this Credit Agreement dated as of August 5, 2011, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Banking Services” means each and any of the following bank services provided to the Company or any of its Subsidiaries by the Bank:  (a) commercial credit, credit cards, purchase or debit cards and (b) cash management, treasury or related services (including, without limitation, controlled deposit accounts, overnight draft, funds transfer, automated clearinghouse, zero accounts, lockbox, account reconciliation, disbursement, ACH transactions, return items and interstate depository network services).

“Banking Services Obligations” of the Company means any and all obligations of the Company and its Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday, on which banks in New York City, New York are not required or authorized by law or other governmental action to close; provided that, when used in connection with a Libor Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London inter bank market.

“Capital Expenditures” shall mean additions to property and equipment of the Company and its Subsidiaries, which, in conformity with Generally Accepted Accounting Principles, are included as “additions to property, plant or equipment” or similar items (including, without limitation, Capital Leases) which would be reflected in the statement of cash flow of the Company and its Subsidiaries.

“Capital Lease” shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with Generally Accepted Accounting Principles, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.

“Capital One Credit Facility” shall mean the revolving credit facility previously made available to the Company by Capital One Bank, N.A.

“Capital One Mortgage Facility” shall mean the mortgage loans previously made available to the Company by Capital One Bank, N.A.

 “Cash Collateral” shall mean the pledge and deposit by the Company with the Bank, as collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank.

“Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Company (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) during any period of twelve (12) consecutive months, a majority of the seats on the Board of Directors of the Company ceasing for any reason to be occupied by individuals who, on the Closing Date, constituted the Board of Directors of the Company, or who first become directors subsequent to the Closing Date, provided the recommendation, election or nomination for election to the Board of Directors of such subsequent directors was approved by a vote of at two-thirds of the directors then still in office who were either directors as of the Closing Date or whose recommendation, election or nomination for election was previously so approved.

“Chief Financial Officer” shall mean the Chief Financial Officer of the Company.

“Closing Date” shall mean August 5, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean any sight and time letter of credit issued for the account of a Person.

“Commitments” shall mean, collectively, the Revolving Credit Commitment, the Equipment Loan Commitment and the Term Loan Commitment.

“Current Portion of Long Term Debt” shall mean the current portion of long term debt (including Capital Leases and Subordinated Debt, but excluding any long term debt which is fully secured by Cash Collateral, as reflected on the balance sheet of the Company, as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

“Customer” shall mean and include the account debtor or obligor with respect to any Receivable.

“Default” shall mean any event or condition which upon notice, lapse of time, or both, would constitute an Event of Default.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean for any period, Net Income (or net loss) for such period, plus the sum, without duplication, of (i) Interest Expense, (ii) depreciation and amortization expenses or charges, and (iii) income tax expense minus all extraordinary or unusual gains, all determined on a consolidated basis for the Company and its Subsidiaries and calculated in accordance with Generally Accepted Accounting Principles applied on a consistent basis.  All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters next preceding the date of calculation thereof.

“Equipment Loan” shall have the meaning set forth in Section 2.3.

“Equipment Loan Commitment” shall mean the Bank’s obligation to make Equipment Loans to the Company in an aggregate principal amount in aggregate amount not to exceed $1,000,000, subject to the conditions set forth herein.

“Equipment Loan Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

“Equipment Loan Note” shall have the meaning set forth in Section 2.4.

“Equipment Loan Maturity Date” shall mean the date set forth in each Equipment Loan Note, and, in any event, not more than sixty (60) months following the Borrowing Date for such Equipment Loan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any of its Subsidiaries would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

“Eurocurrency Reserve Requirement” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other governmental authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) maintained by the Bank.  For purposes hereof each Libor Rate Loan shall be deemed to constitute a “eurocurrency liability” as defined in Regulation D, and subject to the reserve requirements of “Regulation D,” without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Bank from time to time under Regulation D.

“Event of Default” shall mean any Event of Default set forth in Article VIII.

“Executive Officer” shall mean any of the Chairman, Chief Executive Officer, the President, Vice President, the Chief Financial Officer or the Secretary of the Company or Guarantor, as applicable, and their respective successors, if any, designated by the board of directors of the Company or such Guaranty.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three Federal fund brokers of recognized standing selected by the Bank.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) EBITDA minus Unfunded Capital Expenditures minus dividends and/or distributions minus cash taxes to (b) the sum of (i) the Current Portion of Long Term Debt plus (ii) Interest Expense, each determined on a consolidated basis for the Company and its Subsidiaries, as determined at the end of each fiscal quarter.  All of the foregoing categories shall be determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) with respect to the four fiscal quarters ending on or most recently ended prior to the date of determination thereof with the exception of the Current Portion of Long Term Debt, which shall be calculated based upon the next succeeding four fiscal quarters.

“Fixed Rate” shall mean a rate of interest per annum quoted to the Company by the Bank, in its discretion, on the requested Borrowing Date for the requested Fixed Rate Loan.  Such quote rate shall be the fixed rate which would be applicable to a Fixed Rate Loan made by the Bank on the requested date for the proposed Fixed Rate Loan and shall be determined by the Bank on the requested Borrowing Date based upon its cost of funds.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantors” shall mean, collectively, each Person who, from time to time, is required to execute a Guaranty in accordance with Section 6.10, provided that CVD Materials Corporation shall not be required to be a Guarantor hereunder at such time that it is an inactive Subsidiary with total assets less than $10,000.

“Guaranty” shall mean, collectively, the Guaranty in the form attached hereto as Exhibit F to be executed and delivered on the Closing Date by each Guarantor and as such Guaranty may be further amended to add any Subsidiary or Affiliate required to become a guarantor thereunder pursuant to Section 6.10 hereof, as same may be amended, restated, supplemented or modified, from time to time.

“Hazardous Materials” includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, etseq.), the Hazardous Materials Transportation Act, as amended (49) U.S.C. Sections 1801, etseq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, etseq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

“Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Company or any Guarantor, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Indebtedness”  shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Bank and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers’ acceptances; (j) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit; and (k) all liabilities which would be reflected on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles.

“Interest Expense” shall mean the interest expense of the Company (including with respect to Subordinated Debt), determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

“Interest Payment Date” shall mean (a) as to any Prime Rate Loan or Fixed Rate Loan, the first day of each calendar month, commencing September 1, 2011, (b) as to any Libor Rate Loan with respect to which the Company has selected (i) an Interest Period of three months or less months, at the end of the Interest Period, and (ii) in the case of Interest Periods of six months, the date that falls three months after the beginning of such Interest Period and at the end of the Interest Period; and (c) as to any Loan, on the date such Loan is paid in full or in part.

“Interest Period” shall mean with (I) with respect to any Libor Rate Loan:

(a)           initially, the period commencing on the date such Libor Rate Loan is made and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing as provided in Section 2.1(b), or in its notice of conversion as provided in Section 3.1(f); and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Libor Rate Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable written notice to the Bank not later than 11:00 a.m. three Business Days prior to the last day of the then current Interest Period with respect to such Libor Rate Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period pertaining to a Libor Rate Loan would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           if the Company shall fail to give notice as provided in clause (b) above, the Company shall be deemed to have requested conversion of the affected Libor Rate Loan to an Prime Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)           no more than ten (10) Interest Periods may exist at any one time; and

(v)           the Company shall select Interest Periods so as not to require a payment or prepayment of any Libor Rate Loan during an Interest Period for such Libor Rate Loan.

“Joint Venture” means a joint venture, partnership or other similar arrangement by the Company, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of the Company be considered to be a Joint Venture of the Company.

“Letter of Credit” shall mean any Commercial Letter of Credit or Standby Letter of Credit issued by the Bank for the account of the Company pursuant to the terms of this Agreement.

“Leverage Ratio” shall mean the ratio of Total Liabilities to Tangible Net Worth.

“Libor Rate Loan” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loans” shall mean, collectively, the Revolving Credit Loans, the Equipment Loans and the Term Loan, and shall refer to either a Prime Rate Loan, a Libor Rate Loan or a Fixed Rate Loan, as applicable, each of which shall be a “Type” of Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guaranty, the Subordination Agreement, Hedging Agreements and each other agreement executed in connection with the transactions contemplated hereby or thereby.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Company or any Subsidiary of the Company, or (b) the ability of the Company or any Subsidiary of the Company to perform any of their material obligations under any Loan Document to which they are a party.

“Material Contract” shall mean, with respect to any Person, each contract, instrument or agreement to which such Person is a party which is not entered into in the ordinary course of such Person’s business and which is material to the business, operations, properties, prospects or condition (financial or otherwise) of such Person.

“Net Income” shall mean, for any period, the net income (or net loss) of the Company and its Subsidiaries for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Notes” shall mean, collectively, the Revolving Credit Note, the Equipment Loan Notes and the Term Loan Note.

“Notice of Borrowing” shall mean the Notice of Borrowing substantially in the form attached hereto as Exhibit C.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Company to the Bank, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness of the Company and the Subsidiaries arising under this Agreement, the Notes or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, obligations under any Related Hedging Agreement, any Banking Services Obligations and foreign currency exchange agreements relating to the Indebtedness of the Company arising under this Agreement and all fees, costs, expenses and indemnity obligations of the Company hereunder or under any other Loan Document (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that, but for the filing of  petition in bankruptcy with respect to the Company or any Subsidiary, would accrue on such obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding under the Notes or with respect to the Loans, including without limitation all fees, costs, expenses and indemnity obligations hereunder.

“Payment Office” shall mean the Bank’s office located at 534 Broad Hollow Road, Melville, New York 11747, Attention: Robert Caruana, Vice President or such other office hereinafter designated by the Bank as its Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Action” shall mean the breach of contract action described on Schedule 1.01 hereto.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained for employees of the Company, any Subsidiary of the Company or an ERISA Affiliate.

“Prime Rate” shall mean the rate per annum publicly announced by the Bank from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.

“Prime Rate Loans” shall mean Loans at such times as they are being made and/or maintained at a rate of interest based on the Prime Rate

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Hedging Agreements” means, collectively, all Hedging Agreements which are now or hereafter entered into or maintained with the Bank.

“Reportable Event” shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

“Reserve Adjusted Libor” shall mean with respect to the Interest Period pertaining to a Libor Rate Loan, a rate per annum equal to the product (rounded upwards to the next higher 1/16 of one percent) of (a) the annual rate of interest at which Dollar deposits of an amount equal to the amount of the portion of the proposed Libor Rate Loan and for a period equal to the Interest Period applicable thereto which appears on Telerate Page 3750 at approximately 11:00 A.M. (London time) on the second Business Day prior to the commencement of such Interest Period, multiplied by (b) the Eurocurrency Reserve Requirement.

If the rate described in clause (a) above does not appear on the Telerate system on any applicable interest determination date, then the rate described in clause (a) shall be determined by reference to the rate for deposits in Dollars of an amount equal to the amount of the proposed Libor Rate Loan for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time) on the date that is three Business Days prior to the beginning of such Interest Period.

If both the Telerate and Reuters system are unavailable, then the rate described in clause (a) for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such applicable Interest Period which are offered by four major banks selected by the Bank in the London interbank market at approximately 11:00 a.m. (London time) on the day that is three Business Days preceding the first day of such Interest Period.  The principal London office of each of the four major banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the rate described in clause (a) for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate described in clause (a) for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York, New York at approximately 11:00 a.m. (New York, New York time) on the day that is three Business Days preceding the first day of such Interest Period.  In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that Reserve Adjusted Libor pursuant to a Libor Rate Loan cannot be determined.

“Revolving Credit Commitment” shall mean the obligation of the Bank to make Revolving Credit Loans, to make Equipment Loans and to issue Letters of Credit in aggregate amount not to exceed $7,000,000, subject to, and as reduced from time to time in accordance with, the terms of this Agreement.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

“Revolving Credit Commitment Termination Date” shall mean the third anniversary of the Closing Date.

“Revolving Credit Loan” shall have the meaning specified in Section 2.1.

“Revolving Credit Note” shall mean the Revolving Credit Note, in the form attached hereto as Exhibit A to be executed and delivered on the Closing Date by the Company.

“SEC” shall mean the Securities and Exchange Commission.

“Security Agreement” shall mean the Security Agreement in the form attached hereto as Exhibit  E to be executed and delivered on the Closing Date by the Company, each Guarantor, and by any Person who may be required to execute the same pursuant to Section 6.10, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, the Account Pledge Agreement and each other collateral security document delivered to the Bank hereunder.

“Solvent” shall mean with respect to the Company or a Subsidiary of the Company, as applicable, as of the date of determination thereof that (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (iii) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature.

“Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of a Person and which may be drawn on only upon the failure of such Person to perform such obligation or other contingency.

“Subordinated Debt” shall mean all debt which is subordinated in right of payment to the prior indefeasible payment in full of the obligations of the Company and/or any Subsidiary of the Company to the Bank on terms satisfactory to and approved in writing by the Bank.

“Subsidiaries” shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interest of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

“Tangible Net Worth” shall mean (a) total assets of the Company and its Subsidiaries on a consolidated basis, except that there shall be excluded therefrom all obligations due to the Company or such Subsidiary from any Affiliate and all intangible assets, including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and development costs, training expenses and deferred charges, minus (b) the Total Liabilities of the Company and its Subsidiaries on a consolidated basis, all determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

“Telerate Page 3750” shall mean the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Dollar deposits).  Each Reserve Adjusted Libor rate based on the rate displayed on Telerate Page 3750 shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

“Term Loan” shall have the meaning set forth in Section 2.5.

“Term Loan Commitment” shall mean the Bank’s obligation to make a Term Loan to the Company on the Closing Date in an aggregate principal amount not to exceed $2,100,000.

“Term Loan Maturity Date” shall mean September 1, 2016.

“Term Loan Note” shall have the meaning set forth in Section 2.6.

“Total Liabilities” shall mean, as of the date of determination thereof, the total liabilities and obligations of the Company and its Subsidiaries on a consolidated basis (excluding Subordinated Indebtedness) that would be classified as liabilities on a balance sheet or to which reference should be made in footnotes thereto, all calculated and determined in accordance with Generally Accepted Accounting Principles consistently applied

“Type” shall have the meaning set forth in the definition of “Loans”.

“Unfunded Capital Expenditures” shall mean, with respect to any period, Capital Expenditures incurred by the Company and its Subsidiaries on a consolidated basis during such period which are not financed with the proceeds from any indebtedness for borrowed money or a Capital Lease, excluding, however, (i) that portion of the purchase price of any real property hereinafter purchased by the Company utilizing loans from the Bank, which shall be paid directly by the Company, and (ii) capital improvements to such real property.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Working Capital” shall mean current assets minus current liabilities, as determined in accordance with Generally Accepted Accounting Principles, of the Company and its Subsidiaries on a consolidated basis.

Section 1.2.                      Accounting Terms.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles.  “Generally Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and cash flows of the Company and its Subsidiaries except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed.  Any dispute or disagreement between the Company and the Bank relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Bank, of the independent accountants selected by the Company and approved by the Bank for the purpose of auditing the periodic financial statements of the Company and its Subsidiaries.

ARTICLE II
LOANS

Section 2.1.                      Revolving Credit Loans.

(a)           Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, the Bank agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Company at any time or from time to time on or after the date hereof and until the Revolving Credit Commitment Termination Date  in an aggregate principal amount at any time outstanding not in excess of the Revolving Credit Commitment, provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the Aggregate Outstandings would exceed the Revolving Credit Commitment in effect at such time.  During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein.  The Revolving Credit Loans may be (i) Libor Rate Loans, (ii) Prime Rate Loans or (iii) a combination thereof.

(b)           The initial Revolving Credit Loan made by the Bank shall be made against delivery to the Bank of the Revolving Credit Note, payable to the order of the Bank, as referred to in Section 2.2 hereof.  The Bank will make available each requested Revolving Credit Loan to the Company by crediting the proceeds thereof into an account of the Company at the Payment Office on the date and in the amount set forth in the applicable Notice of Borrowing.

(c)           The Company shall give the Bank a duly completed Notice of Borrowing executed by an Executive Officer, not later than 12:00 noon, three Business Days prior to the date of each proposed Libor Rate Loan under this Section 2.1 or on the date of each proposed Prime Rate Loan under this Section 2.1.  Such notice shall be irrevocable and shall specify the amount and Type of the proposed borrowing, the initial Interest Period if a Libor Rate Loan and the proposed Borrowing Date.  Except for borrowings which utilize the full remaining amount of the Revolving Credit Commitment, each borrowing pursuant to the Revolving Credit Commitment shall be in an aggregate principal amount of (i) $100,000 or whole multiples of $50,000 in excess thereof, with respect to Prime Rate Loans, and (ii) $500,000 or whole multiples of $100,000 in excess thereof with respect to Libor Rate Loans; provided, however, no borrowing shall exceed the Revolving Credit Commitment.

(d)           The Company shall have the right, upon not less than three Business Days’ prior written notice to the Bank, to terminate the Revolving Credit Commitment or from time to time to permanently reduce the amount of the Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstandings would exceed the Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction of Libor Rate Loans shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing to the Bank pursuant to Section 3.8 as a result of such termination or reduction.  Any such reduction shall be in the amount of $500,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Revolving Credit Commitment then in effect.

(e)           The Revolving Credit Commitment shall automatically terminate on the Revolving Credit Commitment Termination Date.  Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

Section 2.2.                      Revolving Credit Note.  The Revolving Credit Loans made by the Bank shall be evidenced by the Revolving Credit Note, appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Bank in a principal amount equal to the Revolving Credit Commitment.  The date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan shall be recorded on the grid schedule annexed to the Revolving Credit Note, and the Company authorizes the Bank to make such recordation; provided, however, that the failure of the Bank to set forth each such Revolving Credit Loan, payment and other information on such grid shall not in any manner affect the obligation of the Company to repay each Revolving Credit Loan made by the Bank in accordance with the terms of the Revolving Credit Note and this Agreement.  The Revolving Credit Note, the grid schedule and the books and records of the Bank shall constitute conclusive evidence of the information so recorded absent manifest error.  The aggregate unpaid amount of the Revolving Credit Loans of the Bank at any time shall be the principal amount owing on the Revolving Credit Note of the Company at such time.

Section 2.3.                      Equipment Loans.  (a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, the Company may utilize up to $1,000,000 of the Revolving Credit to borrow equipment term loans and the Bank agrees to make loans (individually a “Equipment Loan” and, collectively, the “Equipment Loans”) to  the Company at any time or from time to time on or after the date hereof and until the Revolving Credit Commitment Termination Date in an aggregate principal amount not in excess of the Equipment Loan Commitment, provided, however, that no Equipment Loan shall be made if, after giving effect to such Equipment Loan, the Aggregate Outstandings would exceed the Revolving Credit Commitment in effect at such time.  The Equipment Loans may be (i) Libor Rate Loans, Prime Rate Loans or a combination thereof or (ii) Fixed Rate Loans for the entire principal thereof.

(b)           The Company shall give the Bank a duly completed Notice of Borrowing executed by an Executive Officer, not later than 12:00 noon, three Business Days prior to the date of each proposed Libor Rate Loan under this Section 2.3 or on the date of each proposed Prime Rate Loan or Fixed Rate Loan under this Section 2.3.  Such notice shall be irrevocable and shall specify the amount and Type of the proposed borrowing, the initial Interest Period if a Libor Rate Loan and the proposed Borrowing Date.  Except for borrowings which utilize the full remaining amount of the Equipment Loan Commitment, each borrowing pursuant to the Equipment Loan Commitment shall be in an aggregate principal amount of (i) $100,000 or whole multiples of $50,000 in excess thereof, with respect to Prime Rate Loans, (ii) $500,000 or whole multiples of $100,000 in excess thereof with respect to Libor Rate Loans, or (iii) the full amount of such Equipment Loan with respect to Fixed Rate Loans; provided, however, no borrowing shall exceed the Equipment Loan Commitment.

Section 2.4.                      Equipment Loan Notes.  Each Equipment Loan made by the Bank to the Company shall be evidenced by a term note (each, as amended, restated, supplemented or modified, from time to time, each, an “Equipment Loan Note” and collectively the “Equipment Loan Notes”), substantially in the form attached hereto as Exhibit B, appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Bank in a principal amount equal to such Equipment Loan.  Each shall have a term designated by the Company in its Notice of Borrowing but which shall not exceed five (5) years from the Borrowing Date and, in the absence of any such designation shall be five (5) years.  Each Equipment Loan shall be payable in monthly installments of interest and principal in order to fully amortize such Equipment Loan by the applicable Equipment Loan Maturity Date.  Such installments shall commence on the first day of the first month following the Borrowing Date for such Equipment Loan.  The date and amount of each Equipment Loan and the date and amount of each payment or prepayment of principal of such Equipment Loan shall be recorded on a schedule annexed to each such Equipment Loan Note, and the Company authorizes the Bank to make such recordation; provided, however, that the failure of the Bank to set forth payments and other information in such grid shall not in any manner affect the obligation of the Company to repay any Equipment Loan made by the Bank in accordance with the terms of this Agreement.  Each Equipment Loan Note, the grid schedule and the books and records of the Bank shall be prima facie evidence of the information so recorded absent manifest error.

Section 2.5.                      Term Loan.  Subject to the terms and conditions set forth in this Agreement, the Bank agrees to make a loan (the “Term Loan”) on the Closing Date in an aggregate principal amount outstanding not to exceed the Term Loan Commitment.  The Term Loan may Prime Rate Loans, Libor Rate Loans or a combination thereof.  The Company shall give the Bank irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 12:00 noon New York, New York time, three Business Days prior to the Closing Date of each proposed Libor Rate Loan under this Section 2.5 or prior to 12:00 noon New York, New York time on the Closing Date of each proposed Prime Rate Loan under this Section 2.5 specifying (i) the amount to be borrowed, which shall not exceed the Term Loan Commitment, (ii) the Type or Types of such Term Loan and the related amounts for each, and (iii) if all or a portion of the Term Loan will be a Libor Rate Loan, the initial Interest Period.  Each borrowing of a Prime Rate Loan shall be in an amount not less than $100,000, or, if greater, whole multiples of $50,000 in excess thereof.  Each borrowing of a Libor Rate Loan shall be an amount not less than $500,000 or whole multiples of $100,000 in excess thereof.  The Term Loan Commitment shall expire on the Closing Date.

Section 2.6.                      Term Loan Note.  The Term Loan to the Company shall be evidenced by a promissory note of the Company (as amended, restated, supplemented or modified, from time to time, the “Term Loan Note”), substantially in the form attached hereto as Exhibit C, appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Bank in a principal amount equal to the Term Loan Commitment.  The Term Loan Note shall (a) be stated to mature on the Term Loan Maturity Date, and (b) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.1.  The Term Loan shall be payable in 60 monthly installments of principal of $35,000.00 each, commencing on September 1, 2011 and continuing on the first day of each month thereafter; provided, that the then outstanding principal amount of the Term Loan shall be due and payable on the Term Loan Maturity Date.  The Term Loan shall bear interest from the date of funding thereof until paid in full on the unpaid principal amount thereof form time to time outstanding at the applicable interest rate per annum specified in Section 3.1. The date and amount of each payment or prepayment of principal of the Term Loan shall be recorded on a schedule annexed to such Term Loan Note, and the Company authorizes the Bank to make such recordation; provided, however, that the failure of the Bank to set forth payments and other information in such grid shall not in any manner affect the obligation of the Company to repay the Term Loan made by the Bank in accordance with the terms of this Agreement.  The Term Loan Note, the grid schedule and the books and records of the Bank shall constitute conclusive evidence of the information so recorded absent manifest error.

Section 2.7.                      Letters of Credit.

(a)           Generally.  Subject to the terms and conditions set forth in this Agreement, upon the written request of the Company in accordance herewith, the Bank shall issue Letters of Credit at any time during the Revolving Credit Commitment Period.  Notwithstanding the foregoing, no Letter of Credit shall be issued if, after giving effect to the same, the Aggregate Outstandings would exceed the Revolving Credit Commitment.  Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Bank by no later than 12:00 noon, New York, New York time, on the day which is at least two Business Days prior to the proposed date of issuance.  Such issuance shall occur by no later than 5:00 p.m. on the proposed date of issuance or creation (assuming proper prior notice as aforesaid).  Subject to the terms and conditions contained herein, the expiry date, the type of Letter of Credit (i.e., Commercial Letter of Credit or Standby Letter of Credit) and the amount and beneficiary of the Letters of Credit will be as designated by the Company.  Each Letter of Credit issued by the Bank hereunder shall identify:  (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain), (iii) the beneficiary of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Bank upon drawing thereunder.  In no event shall any Letter of Credit expire (or by its terms be required to be paid, extended or renewed), after the Revolving Credit Commitment Termination Date.  The Company agrees to execute and deliver to the Bank such further documents and instruments in connection with any Letter of Credit issued hereunder (including without limitation, applications therefor) as the Bank in accordance with its customary practices may reasonably request.  The Bank will not be required to issue a Commercial Letter of Credit hereunder with a maturity date (1) more than one hundred eighty (180) days from the date of issuance of such Letter of Credit, or (2) on or after the Revolving Credit Commitment Termination Date.

(b)           Drawings Under Letters of Credit.  The Company hereby absolutely and unconditionally promises to pay the Bank not later than 12:00 noon (New York, New York time) the amount of each drawing under a Letter of Credit if the Company receives notice of such drawing or payment prior to 10:00 a.m., New York, New York time, on the date of such drawing, or if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York, New York time, on the Business Day immediately following the day that the Company receives such notice; provided, however, if any drawing was in an amount not less than $100,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 hereof that such payment be financed with a Revolving Credit Loan that is a Prime Rate Loan in an equivalent amount, and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by such Prime Rate Loan. Such request shall be made by the Company on the date of receipt of notice from the Bank of a drawing under a Letter of Credit.  Each drawing under a Letter of Credit, as applicable which is not paid on the date such drawing is made shall accrue interest, for each day from and including the date of such drawing to but excluding the date that the Company reimburses the Bank in full for such drawing or payment, at the rate per annum then applicable to Revolving Credit Loans which are Prime Rate Loans; provided, however, that if the Company fails to reimburse such drawing or payment when due pursuant to this paragraph (b), then the Company shall pay to the Bank interest on the amount of such drawing or payment at the rate per annum set forth in Section 3.1(d) hereof.

(c)           Letter of Credit Obligations Absolute.

(i)           The obligation of the Company to reimburse the Bank as provided hereunder in respect of drawings under Letters of Credit shall rank pari passu with the obligation of the Company to repay the Loans hereunder, and shall be absolute and unconditional under any and all circumstances subject to (ii) below.  Without limiting the generality of the foregoing, the obligation of the Company to reimburse the Bank in respect of drawings under Letters of Credit for which the Bank has received documents in accordance with the terms hereof shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such drawing or the legality, validity, regularity or enforceability of the Letters of Credit or any related document, even though such document shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company, the beneficiary of any Letter of Credit, or any financial institution or other party to which any Letter of Credit may be transferred.  The Bank may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of such Letter of Credit or any renewal or extension thereof then in effect, and is in substantial compliance with the terms and conditions of such Letter of Credit.  Furthermore, neither the Bank nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to be in substantial compliance with the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any Person to note the amount of any draft on the reverse of the Letter of Credit.  The Bank shall have the right, in its sole discretion, to decline to accept any documents and to decline to making payment under any Letter of Credit if the documents presented are not in strict compliance with the terms of such Letter of Credit.

(ii)           Any action, inaction or omission on the part of the Bank or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Company and shall not place the Bank or any of its correspondents under any liability to the Company in the absence of (x) gross negligence or willful misconduct by the Bank or its correspondents or (y) the failure by the Bank to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Bank is prohibited from making such payment pursuant to a court order.  The Bank’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.  All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the UCP.

ARTICLE III
INTEREST RATE; FEES AND PAYMENTS; USE OF PROCEEDS

Section 3.1.                      Interest Rate.

(a)           Each Prime Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Prime Rate minus one-half of one percent (0.50%).

(b)           Each Libor Rate Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus one and three-quarters percent (1.75%).

(c)           Each Fixed Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Fixed Rate.

(d)           Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (e) below), shall, at the option of the Bank, bear interest payable on demand at a rate of interest 5% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 5% per annum in excess of the Prime Rate.

(e)           If the Company shall default in the payment of the principal of or interest on any portion of any Loan or any other amount becoming due hereunder, including, without limitation, reimbursement of Letters of Credit and fees, the Company shall on demand from time to time pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 5% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 5% per annum in excess of the Prime Rate.

(f)           The Company may elect from time to time to convert all or a portion of an outstanding Loan from a Libor Rate Loan to a Prime Rate Loan, by giving the Bank at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Libor Rate Loans shall only be made on the last day of an Interest Period with respect thereto.  The Company may elect from time to time to convert the outstanding Loans from a Prime Rate Loan to a Libor Rate Loan by giving the Bank irrevocable written notice of such election not later than 12:00 noon (New York, New York time), three Business Days prior to the date of the proposed conversion, with respect to a Libor Rate Loan.  All or any part of outstanding Prime Rate Loans may be converted as provided herein, provided that each conversion shall be in a principal amount of $500,000 or whole multiples of $100,000 in excess thereof and further provided that no Default or Event of Default shall have occurred and be continuing.  Any conversion to or from Libor Rate Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Libor Rate Loans having the same Interest Period shall not be less than $500,000. The Company may not at any time to time convert all or any portion of an outstanding Equipment Loan or the Term Loan from a Fixed Rate Loan to a Prime Rate Loan or a Libor Rate Loan.  Each Fixed Rate Loan shall be continued as such throughout the term of this Agreement.

(g)           Any Libor Rate Loan in a minimum principal amount of $500,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period in effect when the Bank is notified, or otherwise has actual knowledge, of such Default or Event of Default.

(h)           If the Company shall fail to select the duration of any Interest Period for any Libor Rate Loan in accordance with the definition of “Interest Period” set forth in Section 1.1, the Company shall be deemed to have selected an Interest Period of one month.

(i)           No Loan may be funded, converted to or continued as a Libor Rate Loan if the Interest Period would extend beyond the Revolving Credit Commitment Termination Date, with respect to the Revolving Credit Note, the applicable Equipment Loan Maturity Date, with respect to an Equipment Loan, or the Term Loan Maturity Date, with respect to the Term Loan.

(j)           Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Bank to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Bank limiting the rates of interest that may be charged or collected by the Bank.  In each such event payments of interest required to be paid to the Bank shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Bank.  If the provisions of this Agreement or any Note would at any time otherwise require payment by the Company to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Bank shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount.  To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under any Note in an amount less than the amount otherwise provided herein or in any Note, such deficit (hereinafter called the “Interest Deficit”) will accumulate and will be carried forward (without interest) until the termination of this Agreement.  Interest otherwise payable to the Bank hereunder and under any Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.

(k)           Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed.  Any rate of interest on the Loans or other Obligations which is computed on the basis of the Prime Rate shall change when and as the Prime Rate changes in accordance with the definition thereof.  Each determination by the Bank of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

Section 3.2.                      Use of Proceeds.  The proceeds of the Revolving Credit Loans shall be used by the Company to (a) refinance a portion of the obligations owing under the Capital One Credit Facility (if any) on the Closing Date and (b) to finance the Company’s general corporate requirements in the ordinary course of business.  The proceeds of each Equipment Loan shall be used to finance up to ninety percent (90%) of the purchase price (hard costs only) of equipment purchases made by the Company.  The full proceeds the Term Loan shall be used to refinance the obligations owing under the Capital One Mortgage Facility on the Closing Date.  Commercial Letters of Credit issued by the Bank hereunder shall be for the account of the Company and shall be issued to provide the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company in the ordinary course of its business.  Standby Letters of Credit shall be issued by the Bank to support the Company’s obligations to third parties in the ordinary course of business.

Section 3.3.                      Prepayments.

(a)           The Company may on the last day of an Interest Period if the Loans to be repaid are in whole or in part Libor Rate Loans, on the applicable Equipment Loan Maturity Date or Term Loan Maturity Date if the Loans to be repaid are Fixed Rate Loans or at any time and from time to time if the Loans to be repaid are Prime Rate Loans, repay the then outstanding Loans, in whole or in part, without premium or penalty except as provided in Section 3.8, upon not less than three Business Days’ irrevocable written notice to the Bank with respect to prepayments of Libor Rate Loans and Fixed Rate Loans and on the same Business Day irrevocable written notice with respect to Prime Rate Loans, specifying the date and amount of repayment and whether such repayment is of the Revolving Credit Loans, an Equipment Loan or the Term Loan and of Libor Rate Loans, Fixed Rate Loans or Prime Rate Loans or a combination thereof, and if a combination thereof, the amount of repayment allocable to each.  If such notice is given, the Company shall make such repayment and the payment amount specified in such notice shall be due and payable, on the date specified therein, together with accrued interest to such date on the amount repaid to the Bank.  Partial prepayments pursuant to this Section 3.3(a) shall be in an aggregate principal amount of (x) $100,000 or whole multiples in excess thereof with respect to Prime Rate Loans and (y) $250,000 or whole multiples of $100,000 in excess thereof with respect to Libor Rate Loans.  Fixed Rate Loans may only be prepaid in full.

(b)           To the extent that the Aggregate Outstandings exceeds Revolving Credit Commitment as then in effect, the Company shall immediately prepay the Revolving Credit Loans to the extent necessary to cause compliance therewith.  To the extent that such prepayments are insufficient to cause compliance therewith, the Company shall pledge to the Bank, Cash Collateral in an amount equal to the amount of such short-fall, which Cash Collateral shall secure the reimbursement obligations with respect to Letters of Credit.

(c)           Each prepayment of principal of a Loan pursuant to this Section 3.3 shall be accompanied by accrued interest to the date prepaid on the amount prepaid.  Unless directed by the Company pursuant to Section 3.3(a), all partial prepayments of any Loan shall be applied first to outstanding Prime Rate Loans and then to Libor Rate Loans having the shortest remaining Interest Periods; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Bank shall not apply any mandatory prepayment to any portion of any Loan which constitutes an a Libor Rate Loan until the last day of the Interest Period therefor or the earlier maturity of the Loan by acceleration or otherwise until so applied to a Libor Rate Loan, such remaining portion of such mandatory prepayment shall be deposited with the Bank as Cash Collateral.  Prepayments of Libor Rate Loans and Fixed Rate Loans shall be accompanied by the amounts, if any, due pursuant to Section 3.8.  Prepayments of any Equipment Loan or the Term Loan shall be applied to the remaining installments of principal thereof in inverse order of maturity.  Prepayments of an Equipment Loan or the Term Loan may not be reborrowed.

Section 3.4.                      Fees.

(a)           The Company agrees to pay to the Bank a facility fee (the “Unused Fee”) on the average daily unused portion of the Revolving Credit Commitment from the date of this Agreement until the Revolving Credit Commitment Termination Date at a rate equal to one-quarter of one percent (0.25%) per annum, based on a year of 360 days.  Such fee shall be payable quarterly in arrears on the last day of each calendar quarter, commencing September 31, 2011, on the Revolving Credit Commitment Termination Date and on each date the Revolving Credit Commitment is permanently reduced in whole or in part.

(b)           The Company shall pay to the Bank a commission equal to the Bank’s standard commission, from time to time, on the aggregate undrawn amount of all outstanding Standby Letters of Credit during such period, payable quarterly in arrears, on the first Business Day of March, June, September and December of each year, commencing September 31, 2011, provided that all such fees shall be payable on the date on which the Revolving Credit Commitment terminates.  Such Standby Letter of Credit fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.  The Company shall further pay to the Bank, with respect to each Commercial Letter of Credit 0.25% of the stated amount of such Commercial Letter of Credit upon its issuance and 0.25% of the amount drawn under such Letter of Credit or, in the event of termination or expiration, available to be drawn under such Commercial Letter of Credit.  In addition, the Company shall pay to the Bank, on demand, all customary fees charged by the Bank with respect to the issuance, processing and administration of Letters of Credit (including, without limitation, amendments, renewals or extensions of letters of credit), all subject to such standard minimums now or hereinafter in effect.

Section 3.5.                      Inability to Determine Interest Rate.  In the event that the Bank shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.1(b) for any requested Interest Period with respect to (a) the making of a Libor Rate Loan, (b) a Libor Rate Loan that will result from the requested conversion of an Prime Rate Loan to a Libor Rate Loan or a Libor Rate Loan of one type into a Libor Rate Loan of another type, or (c) the continuation of a Libor Rate Loan beyond the expiration of the then current Interest Period with respect thereto, the Bank shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company of such determination.  Until the Bank notifies the Company that the circumstances giving rise to the suspension described herein no longer exist (which notification shall be given promptly by the Bank either verbally or in writing and, if verbally, promptly confirmed in writing,), the Company shall not have the right to request or continue a Libor Rate Loan or to convert an Prime Rate Loan to a Libor Rate Loan.

Section 3.6.                      Illegality.  Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Libor Rate Loans or Fixed Rate Loans as contemplated by this Agreement, the Bank shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, and (a) the commitment of the Bank to make and to allow conversion to or continuations of Libor Rate Loans or Fixed Rate Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as Libor Rate Loans or Fixed Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the next succeeding last day of each Interest Period applicable to such Libor Rate Loans or Fixed Rate Loans or within such  earlier period as may be required by law.  The Company shall pay to the Bank, upon demand, any additional amounts required to be paid pursuant to Section 3.8 hereof.

Section 3.7.                      Other Events.

(a)           In the event that any introduction of or change in, on or after the date hereof, any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i)           shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loan, any Letter of Credit or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of the Bank or lending office of the Bank and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Bank’s lending office is located, or by any jurisdiction in which the Bank is organized, has its principal office or is managed and controlled); or

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank; or

(iii)           shall impose on the Bank any other condition, or change therein directly relating to this Agreement, any Note or any Loan; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Bank deems material, then, in any such case, the Company shall pay the Bank, upon demand, such additional amount or amounts as will reimburse the Bank for such increased costs or reduction.

(b)           If the Bank shall have determined in its reasonable discretion that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, the Company shall pay to the Bank, the additional amount or amounts as will reimburse the Bank or the Bank’s holding company for such reduction directly relating to this Agreement, any Note or any Loan.  The Bank’s determination of such amounts, upon presentation thereof to the Company, shall be conclusive and binding on the Company absent manifest error.

(c)           A certificate of the Bank setting forth the basis and calculation of any such determination, and the amount or amounts payable pursuant to Sections 3.7(a) and 3.7(b) above, shall be conclusive absent manifest error.  The Company shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.8.                      Indemnity.  The Company agrees to indemnify the Bank and to hold the Bank harmless from any loss, cost or expense which the Bank may sustain or incur, including, without limitation, interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain Libor Rate Loans or Fixed Rate Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Libor Rate Loan or Fixed Rate Loan, (b) default by the Company to accept or make a borrowing of a Libor Rate Loan or Fixed Rate Loan or a conversion into or continuation of a Libor Rate Loan after the Company has requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Libor Rate Loan or Fixed Rate Loan after the Company gives a notice in accordance with Section 3.3 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of a Libor Rate Loan or Fixed Rate Loan or the making of any conversion of a Libor Rate Loan to a Prime Rate Loan, on a day which is not the last day of the applicable Interest Period with respect thereto.  Notwithstanding the foregoing, the Company shall not indemnify the Bank for any loss, cost or expense sustained or incurred by the Bank as a result of the Bank’s gross negligence or willful misconduct.  A certificate of the Bank setting forth the basis, the calculation of any such determination and such amounts shall be conclusive absent manifest error.  The Company shall pay the Bank the amount shown as due on any certificate within ten days after receipt thereof.

Section 3.9.                      Taxes.  Except as required by law, all payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Bank by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Bank is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which the Bank’s lending office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, or under any Note, the amount so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note.  Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Bank, as the case may be, a certified copy of an original official receipt showing payment thereof.  If the Company fails to pay Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Company shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure together with any actual expenses payable by the Bank in connection therewith.

Section 3.10.                      Payments.  All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Bank, at the Payment Office of the Bank in Dollars in immediately available funds not later than 12:00 noon, New York, New York time, on the date on which they are payable.  The Bank may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Company’s accounts at the Payment Office or other office of the Bank.  Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Section 3.11.                      Disbursement of Loans.  The Bank shall make the Loans (including Equipment Loans) available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds.

Section 3.12.                      Manner of Payment.  The Bank may (but shall not be obligated to debit any deposit account of the Company with the Bank for the amount of any such payment.  The Bank may in its sole discretion directly charge one or more of the Company’s accounts at the Payment Office or other office of the Bank for all interest and principal payments due in respect of the Loans and all fees payable hereunder.  Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Loans herein provided for, the Company represents and warrants to the Bank that:

Section 4.1.                      Organization, Corporate Powers, etc.  The Company and each Subsidiary (i) is a corporation duly incorporated, or a limited liability company duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, (ii) has the power and authority to own properties and to carry on its business as now being conducted, (iii) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, (iv) has the power to execute and perform each of the Loan Documents to which it is a party, (v) with respect to the Company, has the power to borrow hereunder and to execute and deliver the Note, and (vi) is in compliance with all applicable federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

Section 4.2.                      Authorization of Borrowing, Enforceable Obligations.  The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings by the Company hereunder, and the execution, delivery and performance of each of its Subsidiaries of the Loan Documents to which such Subsidiary is a party, (a) have been duly authorized by all requisite corporate or limited liability company action, as the case may be, (b) will not violate or require any consent under (i) any provision of law applicable to the Company or any of its Subsidiaries, any governmental rule or regulation, or the Certificate of Incorporation, By-laws or other organizational documents, as applicable, of the Company or any of its Subsidiaries, as the case may be, or (ii) any order of any court or other agency of government binding on the Company or any of its Subsidiaries or any indenture, agreement or other instrument to which the Company or any of its Subsidiaries a party, or by which the Company or any of its Subsidiaries or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company or any of its Subsidiaries other than as contemplated by this Agreement or the other Loan Documents.  This Agreement and each other Loan Document to which the Company, and each Guarantor is a party, constitutes a legal, valid and binding obligation of the Company and each Guarantor as the case may be, enforceable against the Company and each Guarantor, as the case may be, in accordance with its terms.

Section 4.3.                      Financial Condition.

(a)           The Company has heretofore furnished to the Bank  (i) the audited consolidated and consolidating balance sheet of the Company and its Subsidiaries and the related audited statements of income, retained earnings and cash flow of the Company and its Subsidiaries, audited by MSPC, independent certified accountants for the fiscal year ended December 31, 2010 and (ii) the management-prepared consolidated and consolidating balance sheet of the Company and its Subsidiaries and the related consolidated and consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries, for the fiscal quarter ended March 31, 2011.  Such financial statements were prepared in conformity with Generally Accepted Accounting Principles and fairly present the financial position and results of operations of the Company as of the date of such financial statements and for the periods to which they relate and, since the date of such financial statements, no material adverse change in the business, operations, prospects or assets or condition (financial or otherwise) of the Company or any of its Subsidiaries has occurred.  The Company shall deliver to the Bank a certificate by the Chief Financial Officer of the Company to that effect on the Closing Date.  There are no obligations or liabilities contingent or otherwise, of the Company or any of its Subsidiaries which is not reflected on such statements other than obligations incurred in the ordinary course of the Company’s or such Subsidiary’s business since the date of such financial statements.

(b)           The Company and each of its Subsidiaries is Solvent.

Section 4.4.                      Taxes.  All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of the Company or any of its Subsidiaries have been discharged or reserved against in accordance with Generally Accepted Accounting Principles.  The Company and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.

Section 4.5.                      Title to Properties.  The Company and each of its Subsidiaries has good and marketable title to their respective properties and assets, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens, except as permitted by Section 7.1.

Section 4.6.                      Litigation.  There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any of its Subsidiaries) (other than the Permitted Action) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Company or such Subsidiary, could reasonably be expected to result in a Material Adverse Effect; and (b) neither the Company nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority.  With respect to the Permitted Action only, such action if adversely determined, will not have a material adverse effect on the Company’s ability to operate in the ordinary course of its business or the Company’s ability to perform its obligations hereunder or under any other Loan Document.

Section 4.7.                      Agreements.   Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default in any manner which could have a Material Adverse Effect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

Section 4.8.                      Compliance with ERISA.  Each Plan (if any) is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate nor any of its Subsidiaries has incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the termination of participation in or contributions to any such Plan, no proceedings have been instituted to terminate any Plan, no condition exists which presents a risk to the Company or any of its Subsidiaries of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company or any of its Subsidiaries exists or is likely to arise on account of any Plan; and the Company, and each of its Subsidiaries may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein.

Section 4.9.                      Federal Reserve Regulations; Use of Proceeds.

(a)           Neither the Company nor any of its Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof).  If requested by the Bank, the Company will, and will cause each of its Subsidiaries to, furnish to the Bank such a statement on Federal Reserve Form U-1.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations T, U, or X of the Board of Governors of The Federal Reserve System.

(c)           The proceeds of each Loan shall be used solely for the purposes permitted under Section 3.2.

Section 4.10.                      Approvals.  No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any of its Subsidiaries, or with the execution and delivery of other Loan Documents to which it is a party or, with respect to the Company, the borrowings hereunder.

Section 4.11.                      Subsidiaries.  Attached hereto as Schedule I is a correct and complete list of all of the Company’s and each Guarantor’s Subsidiaries showing as to each Subsidiary, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in each Subsidiary and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest.

Section 4.12.                      Hazardous Materials.  The Company and each of its Subsidiaries are each in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials and (a) neither the Company nor any of its Subsidiaries has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Company or any of its Subsidiaries in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and (b) to the best knowledge of the Company and each of its Subsidiaries, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 4.13.                      Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.14.                      Security Document.  Each Security Document shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Bank which shall be, upon the filing of the Uniform Commercial Code financing statements delivered on the Closing Date on behalf of the Company and each of its Subsidiaries at the offices in their respective organizational jurisdictions, prior to all other Liens, claims and right of all other Persons, and shall be enforceable as such against all other Persons.

Section 4.15.                      No Default or Event of Default.  No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

Section 4.16.                      Material Contracts.  Each Material Contract of the Company and each of its Subsidiaries (i) is in full force and effect and is binding upon and enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, all other parties thereto in accordance with its terms, and (ii) there exists no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto which has not been fully cured or waived.

Section 4.17.                      Permits and Licenses.  Each of the Company and each of its Subsidiaries has all obtained all material licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its property or to the conduct of its activities, and shall obtain all such licenses, permits, franchises, or other governmental authorizations as may be required in the future to the extent that the failure to obtain them would materially and adversely affect the ability of the Company or any of its Subsidiaries to conduct its activities as currently conducted, or in the future may be conducted, or the condition (financial or otherwise) of the Company or any of its Subsidiaries.

Section 4.18.                      Compliance with Law.  The Company and each of its Subsidiaries are each in compliance with all laws, rules, regulations, orders and decrees which are applicable to the Company or any of its Subsidiaries, or to any of their respective properties.

Section 4.19.                      Disclosure.  No representation or warranty of the Company or any of its Subsidiaries contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Bank by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE V
CONDITIONS OF LENDING

Section 5.1.                      Conditions To Initial Loan and Letters of Credit.  The obligation of the Bank to make the initial Loan and to issue the initial Letter of Credit hereunder is subject to the following conditions precedent:

(a)           Revolving Credit Note and Term Loan Note.  On or prior to the Closing Date, the Bank shall have received the Revolving Credit Note and the Term Loan Note duly executed by the Company.

(b)           Other Loan Documents.  On or prior to the Closing Date, the Bank shall have received the Security Documents duly executed by the Company.

(c)           Supporting Documents.  The Bank shall have received on or prior to the Closing Date (a) a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date and certifying (i) that attached thereto is a true and complete copy (including any amendments thereto) of the Certificate of Incorporation and the By-laws or the Articles of Organization and the Operating Agreement, as applicable, of the Company; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and of each Loan Document to be delivered on the Closing Date to which it is a party and the borrowings hereunder; and (iii) the incumbency and specimen signature of each officer of the Company executing each Loan Document and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of the Company as to the incumbency and signature of the Secretary or Assistant Secretary of the Company; and (b) such other documents as the Bank may reasonably request.

(d)           Opinion of Counsel.  On the Closing Date, the Bank shall have received a written opinion of counsel for the Company dated the Closing Date and addressed to the Bank substantially in the form of Exhibit G attached hereto.

(e)           No Material Adverse Changes.  There shall not have occurred in the sole opinion of the Bank any material adverse change in the business, operations, performance, properties, prospects or condition, financial or otherwise, of the Company since December 31, 2010.

(f)           Fees.  The Company shall have paid all costs and expenses incurred by the Bank in connection with the negotiation, preparation and execution of the Loan Documents (including, without limitation, the fees and expenses of counsel and fees in connection with the collateral exam referred to in clause (k) below).

(g)           Assets Free from Liens.  Prior to the Closing Date, the Bank shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the Company’s accounts receivable, inventory, equipment and all other assets of the Company are free and clear of all Liens except Permitted Liens.

(h)           Insurance.  The Bank shall receive, on or prior to the Closing Date, certificates of insurance covering the personal property and the business of the Company (including with respect to general liability and products liability insurance), which certificates shall designate the Bank as a loss payee and additional insured, in form and substance reasonably satisfactory to the Bank together with copies of the related insurance policies with proper endorsements to reflect the Bank’s interests.

(i)           Due Diligence.  The Bank shall have results satisfactory to it of its due diligence checkings with respect the Company, including, without limitation, litigation checkings, customer checkings, bank checkings, judgment, tax and bankruptcy searches, in all jurisdictions deemed necessary by the Bank and its counsel.

(j)           Financial Information.  The Bank shall have received and been satisfied with the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2010 and the management prepared financial statements for the fiscal quarter ended March 31, 2011.

(k)           Operating Account.  The Company shall have opened and funded an operating account with the Bank.

(l)           Capital One Credit Facility and Capital One Mortgage Facility.  The Bank shall have received concurrently with the extension of the initial Revolving Credit Loan and the Term Loan described herein evidence that the Capital One Credit Facility and the Capital One Mortgage Facility have been paid in full and that Liens granted in connection therewith on all real and personal property have been released.

(m)           Completion of Proceedings.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Bank and its counsel.

(n)           Other Information, Documentation.  The Bank shall receive such other and further information and documentation as it may require, including, but not limited, to any information or documentation relating to compliance by the Company with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, refinement, handling, production or disposal of Hazardous Materials.

Section 5.2.                      Conditions to All Loans and all Letters of Credit.  The obligation of the Bank to make each Loan hereunder and to issue, amend, renew or extend any each Letter of Credit hereunder, including, without limitation, the initial Loan and initial Letter of Credit, are further subject to the following conditions precedent:

(a)           Representations and Warranties.  The representations and warranties by the Company and each Guarantor (if any) pursuant to this Agreement and the other Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

(b)           No Default.  The Company and each Guarantor (if any) shall be in compliance with all the terms and provisions set forth herein or in any other Loan Document on their part to be observed or performed, and no Default or Event of Default shall have occurred and be continuing on the Borrowing Date or on the date of issuance, amendment, renewal or extension of a Letter of Credit or will result after giving effect to the Loan requested or the requested issuance, amendment, renewal or extension of a Letter of Credit.

(c)           Notice of Borrowing.  The Bank shall have received, in accordance with Section 2.1 or Section 2.3, as applicable, a Notice of Borrowing duly executed by an Executive Officer of the Company with respect to the requested Loan.

(d)           Letter of Credit Documentation.  With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Bank shall have received the documents and instruments requested by the Bank in accordance with the last sentence of Section 2.7(a) hereof.

(e)           Notice of Borrowing and Availability.  The Bank shall have received a Notice of Borrowing duly executed by an Executive Officer of the Company with respect to the requested Loan or issuance, amendment, renewal or extension of any Letter of Credit, certifying, among other things, that after giving effect to the requested Revolving Credit Loan or the issuance, amendment, renewal or extension of a Letter of Credit, the Aggregate Outstandings shall not exceed the Revolving Credit Commitment then in effect.

Each borrowing hereunder and each issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty of the Companies that the statements contained in clauses (a), (b), (c), (d) and (e) of this Section 5.2 hereof are true and correct on and as of the Borrowing Date or as of the date of issuance, amendment, renewal or extension of a Letter of Credit, as applicable, as though such representation and warranty had been made on and as of such date.

Section 5.3.                      Conditions to Equipment Loans.  The obligation of the Bank to make each Equipment Loan hereunder subject to the conditions precedent set forth in Section 5.1 and 5.2 of this Article V and the following condition precedent:

(a)           Invoices.  The Company shall have delivered to Bank not less than three Business Days prior to the requested Borrowing Date for such Equipment Loan invoices or other applicable documents evidencing the purchase price and full description of the equipment to be purchased with the proceeds of the Equipment Loan.  The Bank may thereafter prepare and file a UCC financing statement describing such equipment, the fees and costs of which shall be paid by the Company.

(b)           Equipment Loan Note.  The Company shall have delivered to Bank a duly executed Equipment Loan Note in the amount of such Equipment Loan to be advanced.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Company covenants and agrees with the Bank that so long as any Commitment shall remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid it will, and will cause each of its Subsidiaries to:

Section 6.1.                      Corporate or Limited Liability Company Existence, Properties, etc.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company existence, as applicable, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; at all times keep its insurable properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (iv) such other insurance as may be required by law or as may be reasonably required by the Bank.  Each such policy of insurance of the Companies shall name the Bank as loss payee and additional insured and shall provide for at least thirty (30) days’ prior written notice to the Bank of any modification or cancellation of such policies.  The Company shall provide to the Bank promptly upon receipt thereof evidence of the annual renewal of each such policy.

Section 6.2.                      Payment of Indebtedness, Taxes, etc.

(a)           Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, except where (i) the validity, amount, or timing thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect; provided that the Company and each of its Subsidiaries will pay or cause to be paid all such indebtedness and obligations upon the commencement of proceedings to foreclose any lien which has attached as security therefore or, in the alternative, file a bond or other undertaking sufficient to discharge such lien (with the prior written consent of, and on terms and conditions satisfactory to, the Bank).

(b)           Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; and further, provided that, subject to the foregoing provisos, the Company and each of its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefore or, in the alternative, file a bond or other undertaking sufficient to discharge such lien (with the prior written consent of, and on terms and conditions satisfactory to, the Bank).

Section 6.3.                      Financial Statements, Reports, etc.:  Furnish to the Bank:

(a)           as soon as available and in any event within one hundred twenty (120) days (or such earlier date as may be required by the SEC, from time to time) of the end of the fiscal year of the Company, (i) the audited consolidated and consolidating financial statements of the Company and its Subsidiaries which shall include the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, together with the consolidated and consolidating statements of income, cash flow and retained earnings for the Company and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with Generally Accepted Accounting Principles consistently applied and setting forth in each case in comparative form the respective figures for the previous fiscal year end, and accompanied by an opinion thereon of independent certified public accountants of recognized standing selected by the Company and satisfactory to the Bank (the “Auditor”) which opinion shall not include a going concern explanatory paragraph, or a qualification or exception as to the scope of the audit and (ii) Form 10 K for such fiscal year as filed with the SEC;

(b)           as soon as available and in any event within sixty (60) days (or such earlier date as may be required by the SEC, from time to time) after the end of each of the first, second and third quarterly period of each fiscal year of the Company, a copy of (i) the unaudited consolidated and consolidating financial statements of the Company and its Subsidiaries, which shall include the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of each such quarter, together with the consolidated and consolidating statements of income, cash flow and retained earnings of the Company and its Subsidiaries for each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, all prepared by or under the supervision of the Chief Financial Officer of the Company in accordance with Generally Accepted Accounting Principles applied on a consistent basis and (ii) Form 10 Q for such fiscal quarter as filed with the SEC;

(c)           a certificate prepared and signed by the Auditor concurrently with each delivery of the financial statements required by clause (a) above stating that as of the close of the period covered by such financial statements the Company and its Subsidiaries were in compliance with Sections 7.13, and demonstrating in detail the calculations supporting that statement;

(d)           a certificate prepared and signed by the Chief Financial Officer with each delivery of financial statements required by clauses (a) and (b) above, as to whether or not, as of the close of such preceding period and at all times during such preceding period, the Company and its Subsidiaries were in compliance with all the provisions in this Agreement, showing computation of financial covenants and quantitative negative covenants, and if the Chief Financial Officer shall have obtained knowledge of any default in such compliance or notice of such default, it shall disclose in such certificate such default or defaults or notice thereof and the nature thereof, whether or not the same shall constitute an Event of Default hereunder;

(e)           at all times indicated in (a) above, a copy of the management letter, if any, prepared by the CPA;

(f)           at all times indicated in (a) and (b) above, a report of the status of the Permitted Action;

(g)           promptly, after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which the Company or any of its Subsidiaries shall file with the SEC;

(h)           promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which would not reasonably be expected to result in any adverse action to be taken by such agency; and

(i)           promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Company or any of its Subsidiaries as the Bank may reasonably request.

Section 6.4.                      Access to Premises and Records.  Maintain financial records in accordance with Generally Accepted Accounting Principles and permit representatives of the Bank to have access during normal business hours to the premises of the Company and each of its Subsidiaries upon request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective principal officers or with their respective independent accountants and to conduct such field audits (including, without limitation, field audits of the Company’s and each of its Subsidiary’s accounts receivable and their respective books and records and inspection, examination and verification of the collateral for the Loans) at the Company’s expense, as such representatives reasonably deem necessary.

Section 6.5.                      Notice of Adverse Change.  Promptly notify the Bank in writing of (a) any change in the business or the operations which, in the good faith judgment of such officer, could reasonably be expected to have a Material Adverse Effect disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

Section 6.6.                      Notice of Default.  Promptly notify the Bank of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action which is proposed to be taken with respect thereto.

Section 6.7.                      Notice of Litigation.  Give the Bank prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency (not previously disclosed to the Bank on or before the Closing Date) which, if adversely determined against the Company or any of its Subsidiaries on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.

Section 6.8.                      ERISA.  Promptly deliver to the Bank a certificate by the Chief Financial Officer of the Company setting forth details as to such occurrence and such action, if any, which the Company, any Subsidiary of the Company or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Subsidiary, ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator, with respect thereto:  that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA,  that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Subsidiary of the Company or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA.  The Company will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Bank pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Company or any Subsidiary of the Company required to be delivered to the Bank hereunder shall be delivered to the Bank no later than 10 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or any Subsidiary of the Company.

Section 6.9.                      Compliance with Applicable Laws.  Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority.

Section 6.10.                    Subsidiaries.  Give the Bank prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary not existing as a Subsidiary on the Closing Date.  The Company or any Subsidiary of the Company, as appropriate, (a) shall cause each Subsidiary of such Person to execute a joinder agreement with respect to the Guaranty and the Security Agreement, pursuant to which such Subsidiary becomes a “Guarantor” and “Grantor” under the Guaranty and the Security Agreement, respectively, (b) shall deliver an Opinion of Counsel, substantially in the form of Exhibit G hereto, with respect to such new Subsidiary, within ten (10) Business Days after the creation, establishment or acquisition of such Subsidiary and in connection therewith shall deliver or cause to be delivered such proof of corporate action, incumbency of officers and other documents as are consistent with those delivered as to each Subsidiary pursuant to Section 5.1 hereof on the Closing Date, or as the Bank may request, each in form and substance satisfactory to the Bank.

Section 6.11.                      Default in Other Agreements.  Promptly notify the Bank of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Subsidiary of the Company is a party which could reasonably be expected to have a Material Adverse Effect.

Section 6.12.                      Environmental Laws.

(a)           Comply with and ensure compliance by all tenants and subtenants of their respective properties with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, provide to the Bank all documentation in connection with such compliance that the Bank may reasonably request, and defend, indemnify, and hold harmless the Bank, its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind of nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any Hazardous Materials on any property at any time owned or occupied by the Company or any Subsidiary of the Company; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of the Bank, which are based upon or in any way related to such Hazardous Materials including, without limitation, reasonable attorney fees and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

(b)           Execute and cause each of its Subsidiaries to execute any and all documentation with respect to environmental matters as the Bank may request and such documentation shall be in form and substance satisfactory to the Bank.

Section 6.13.                      Operating Accounts.  Maintain its primary operating account at, and majority of cash balances with, the Bank, including cash management services.

Section 6.14.                      Further Assurances.  Upon the request of the Bank from time to time, the Company and its Subsidiaries shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral (as defined in the Security Agreement) and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

ARTICLE VII
NEGATIVE COVENANTS

The Company covenants and agrees with the Bank that so long as any Commitment shall remain in effect or any of the principal of or interest on the Note or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any of its Subsidiaries, directly or indirectly, to:

Section 7.1.                      Liens.             Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a)           Liens existing on the date hereof as set forth on Schedule II attached hereto but not any renewals or extensions thereof;

(b)           deposits under workmen’s compensation, unemployment insurance and social security laws;

(c)           Liens for taxes, assessments, fees or other governmental charges or the claims of material men, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not overdue or is being contested in good faith by appropriate proceedings (provided that the Company or such Subsidiary of the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP (if any are so required), consistently applied, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(d)           purchase money Liens for fixed or capital assets; provided, in each case, (x) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the grant of the proposed Lien, and (y) such purchase money Lien does not exceed 100% of the purchase price and encumbers only the property being acquired;

(e)           Liens granted to the Bank and any of its Affiliates, including renewals and extensions thereof.

Section 7.2.                      Indebtedness.  Incur, create, assume or suffer to exist or otherwise become liable with respect to any Indebtedness, other than:

(a)           Indebtedness incurred prior to the date hereof as described in Schedule III attached hereto but not including any renewals or extensions thereof;

(b)           Indebtedness to the Bank and any of its Affiliates, including renewals and extensions thereof;

(c)           Indebtedness for trade payables incurred in the ordinary course of business provided such payables shall be paid or discharged when due;

(d)           taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary of the Company in accordance with Generally Accepted Accounting Principles;

(e)           Indebtedness secured by purchase money liens as permitted under Section 7.1(d); and

(f)           Indebtedness of the Company to any Subsidiary of the Company, or any such Subsidiary or to any other Subsidiary of the Company.

Section 7.3.                      Guaranties.   Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a)           guaranties executed prior to the date hereof as described on Schedule IV attached hereto but not including any renewals or extension thereof;

(b)           endorsements of negotiable instruments for collection or deposit in the ordinary course of business; and

(c)           guaranties of any Indebtedness under this Agreement or any other Indebtedness owing to the Bank or any of its Affiliates, including renewals and extensions thereof.

Section 7.4.                      Sale of Assets.  Sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (i) the sale of inventory disposed of in the ordinary course of business and (ii) the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses.

Section 7.5.                      Sales of Notes.  Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any of its Subsidiaries, with or without recourse, except for collection in the ordinary course of business.

Section 7.6.                      Loans and Investments.  Make or commit to make any advance, loan, extension of credit, or capital contribution to or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person, provided that (x) the Company may, with the prior written consent of the Bank, enter into an acquisition (whether by merger or otherwise) of more than 50% of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business similar to the business of the Company (or reasonable extensions thereof) or the purchase of all or substantially all of the assets owned by such Person, (y) the Company may make investments in Joint Ventures engaged in a business conducted by Company and having an aggregate value, when taken together with all other such investments made pursuant to this subclause (y), in an aggregate amount not to exceed at any time $2,500,000 and (z) the Company and each of its Subsidiaries may invest in:

(a)           direct obligations of the United States of America or any governmental agency thereof, provided that such obligations mature within one year from the date of acquisition thereof;

(b)           dollar denominated certificates of time deposit maturing within one year issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000;

(c)           money market mutual funds having assets in excess of $2,500,000,000; or

(d)           commercial paper rated not less an P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Rating Group, respectively.

Section 7.7.                      Nature of Business.  Change or alter the nature of its business, in any material respect, from the nature of the business engaged in by it on the date hereof.

Section 7.8.                      Sale and Leaseback.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property in which the Bank has been granted a security interest, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

Section 7.9.                      Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.10.                      Accounting Policies and Procedures; Tax Status.  (i) Permit any change in the accounting policies and procedures  the Company or any of its Subsidiaries, including a change in fiscal year, without the prior written consent of the Bank; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB in order to comply with Generally Accepted Accounting Principles) may be so changed, or (ii) permit any change or take any action to change its tax status under the Code of the Company or any of its Subsidiaries.

Section 7.11.                      Hazardous Materials.  Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company, any of its Subsidiaries or any tenant or subtenant, a release of Hazardous Materials in violation of applicable law or regulation onto such property or asset or onto any other property.

Section 7.12.                      Limitations on Fundamental Changes.  Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, or, subject to Section 7.6 hereof, acquire all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution.

Section 7.13.                      Financial Covenants.

(a)           Minimum Tangible Net Worth.  Permit Tangible Net Worth to be less than $10,000,000, as determined at the end of each fiscal quarter of the Company.

(b)           Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.20:1.00 as determined at the end of each fiscal quarter of the Company.

(c)           Leverage Ratio.  Permit the Leverage Ratio to be more than 1.50:1.00, as determined at the end of each fiscal quarter of the Company.

(d)           Working Capital.  Permit Working Capital to be less than $7,000,000, as determined at the end of each fiscal quarter of the Company.

Section 7.14.                      Subordinated Debt.  Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt or amend or modify any of the terms thereof.

Section 7.15.                      Dividends.  If (a) any Default or Event of Default has occurred and is then continuing or would occur as a result thereof, declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any of its Subsidiaries or in any combination thereof, or (b) a Change of Control would occur, permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any of its Subsidiaries from any Person.

Section 7.16.                      Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or any of its Subsidiaries’ business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary then they would obtain in a comparable arms-length transaction with a Person not an Affiliate.

Section 7.17.                      Impairment of Security Interest.  Take or omit to take any action which might or would have the result of effecting or impairing the security interest in any property subject to a security interest in favor of the Bank and neither the Company nor any of its Subsidiaries shall grant to any person any interest whatsoever in any property subject to a security interest in favor of the Bank.

Section 7.18.                      Inactive Subsidiary.  Permit CVD Materials Corporation, a New York corporation, to conduct any business or to have assets in excess of $10,000 without the prior written consent of the Bank and compliance with the provisions of Section 6.10 hereof.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.1.                      Events of Default.  In the case of the happening of any of the following events (each an “Event of Default”):

(a)           failure by the Company to pay the principal of or any interest on any Loan as and when due and payable, any reimbursement obligations with respect to a drawing under any Letter of Credit, or any fees or other amounts payable under this Agreement or any other Loan Documents;

(b)           default shall be made in the due observance or performance any covenant, condition or agreement of the Company to be performed pursuant to this Agreement or of the Company or any of its Subsidiaries to be performed pursuant to any other Loan Document (other than those specified in clause (a) of this Section 8.1;

(c)           any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d)           any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(e)           (i) default in the performance or compliance in respect of any agreement or condition relating to (x) any other Indebtedness of the Company or any of its Subsidiaries in excess of $100,000 (other than as described in clause (y) below), individually or in the aggregate, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof or (y) any Indebtedness of the Company or any of its Subsidiaries owing to the Bank or any Bank Affiliate (other than the Note) or (ii) any Indebtedness in excess of $100,000, individually or in the aggregate, shall not be paid when due (beyond any applicable grace period and subject to Section 6.2 hereof);

(f)           the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any of its Subsidiaries or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing, (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due or (viii) take corporate action for the purpose of effecting any of the foregoing;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any of its Subsidiaries or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(h)           One or more orders, judgments or decrees for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and the same shall not have been paid in accordance with such judgment, order or decree and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment order or decree, by reason of pending appeal or otherwise, was not in effect;

(i)           any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, any of its Subsidiaries, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any of its Subsidiaries, the granting of a security interest, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

(j)           any Loan Document or any provision thereof shall for any reason cease to be in full force and effect in accordance with its terms (other than, with respect to any Note, the indefeasible payment in full and termination thereof) or the Company or any of its Subsidiaries shall so assert in writing;

(k)           a Change of Control shall have occurred;

(l)           any of the Liens purported to be granted pursuant to any Security Document shall cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall cease to have the priority purported to be created thereby, unless such Lien has been released by the Bank in accordance with the terms and conditions hereof; or

then, at any time thereafter during the continuance of any such event, the Bank may, in its sole discretion, without notice to the Company or any of its Subsidiaries, take any or all of the following actions, at the same or different times, (x) (a) terminate the Commitments and the Loans and (b) declare (i) the Notes, both as to principal and interest, (ii) an amount equal to the maximum amount that may be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented or be entitled to present the drafts and other documents required to draw under such Letter of Credit), and (iii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding and (y) exercise any or all of the rights and remedies afforded to the Bank by the Uniform Commercial Code or otherwise possessed by the Bank; provided, however, that if an event specified in Section 8.1(f) or (g) shall have occurred, the Commitments and the Loans shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i), (ii), and (iii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Note to the contrary notwithstanding.  With respect to all Letters of Credit that shall not have matured or presentment for honor shall not have occurred, the Company shall provide the Bank with Cash Collateral in an amount equal to the aggregate undrawn amount of the Letters of Credit.  Such Cash Collateral shall be applied by the Bank to reimburse it for drawings under Letters of Credit for which the it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations.

ARTICLE IX
MISCELLANEOUS

Section 9.1.                      Notices.  Any notice shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(a)           if to the Bank, at

HSBC Bank USA, National Association
534 Broad Hollow Road
Melville, New York 11747
Attention:  Robert Caruana, Vice President
Telecopy:   (631) 452-4340

With copies to:

Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, New York 11556-1320
Attention:   Robert C. Creighton
Telecopy:    (516) 227-0777

(b)           if to the Company, at

CVD Equipment Corporation
1860 Smithtown Avenue
Ronkonkoma, New York 11779
Attention:    Glen Charles, CFO
Telecopy:     (631) 981-7081

With copies to:

CVD Equipment Corporation
1860 Smithtown Avenue
Ronkonkoma, New York 11779
Attention:    Martin J. Teitelbaum, Esq.
Telecopy:     (631) 981-7081

- and -

(c)           as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.1.

Section 9.2.                      Effectiveness; Survival of Agreement.  This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Bank.  All covenants, agreements, representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Bank of the Loans herein contemplated and the execution and delivery to the Bank of the Notes evidencing the Loans and shall continue in full force and effect so long as any Note is outstanding and unpaid.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Company and its Subsidiaries which are contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Bank.  The Company may not assign or transfer any of its interest under this Agreement, the Notes or any other Loan Document without the prior written consent of the Bank.  The obligations of the Company pursuant to Section 3.7, Section 3.8, Section 3.9, Section 9.3 and Section 9.11 shall survive termination of this Agreement and payment of the Obligations.

Section 9.3.                      Expenses of the Bank.  The Company agrees (i) to indemnify, defend and hold harmless the Bank and its officers, directors, employees, agents, advisors and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any expenses, including reasonable legal fees, incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person; and (ii) to reimburse the Bank from time to time, upon demand, all out-of-pocket expenses (including reasonable expenses of its due diligence investigation, along with disbursements and reasonable fees of counsel and the allocated costs of internal counsel) incurred in connection with the financings contemplated under this Agreement, the preparation, execution and delivery of this  Agreement and the other Loan Documents, any amendments and waivers hereof or thereof, the security arrangements contemplated thereby and the enforcement thereof.  The provisions of this Section 9.3 shall survive termination of this Agreement.

Section 9.4.                      No Waiver of Rights by the Bank.  Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Notes or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

Section 9.5.                      Applicable Law.  THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 9.6.                      Submission to Jurisdiction; Jury Waiver.  THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU AND COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN WHERE THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE.  THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.

Section 9.7.                      Extension of Maturity.  Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest.

Section 9.8.                      Modification of Agreement.  No modification, amendment or waiver of any provision of this Agreement, any Note or any other Loan Document, nor consent to any departure by the Company or any of its Subsidiaries therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Company or such Subsidiary, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstance unless required by the terms of this Agreement.

Section 9.9.                      Severability.  In case any one or more of the provisions contained in this Agreement, any Note or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.10.                      Sale of Participations; Assignments.  The Bank reserves the right to sell participations in or to sell and assign its rights, duties or obligations with respect to the Loans to such banks, lending institutions or other parties as it may choose and without the consent of the Company, provided that the Bank shall notify the Company promptly following such participation or assignment.  The Bank may furnish any information concerning the Company or any of its Subsidiaries in its possession from time to time to any assignee or participant (or proposed assignee or participant), provided that the Bank shall notify any such assignee or participant (or proposed assignee or participant) in connection with any contemplated participation in, or assignment of, the Loans, that such information may be confidential and that such transferee or participant shall treat such information as such.

Section 9.11.                      Reinstatement; Certain Payments.  If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the Obligations under this Agreement, the Bank shall give prompt notice of such claim to the Company, and if the Bank repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (ii) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Company notwithstanding the cancellation of the Notes or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and the Company shall be and remain liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.

Section 9.12.                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Bank and each other Affiliate of the Bank are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all the Obligations.  The rights of the Bank under this Section 9.12 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

Section 9.13.                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

Section 9.14.                      Headings.  Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 9.15.                      Construction.  This Agreement is the result of negotiations between, and has been reviewed by, the Company and the Bank and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Bank.

Section 9.16.                      USA PATRIOT Act.  The Bank hereby notifies the Company that pursuant to the requirements of USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.

[the next page is signature page]

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

CVD EQUIPMENT CORPORATION

By:	/s/ Glen R. Charles
Name:	Glen R. Charles
Title:	Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Robert J. Caruana
Name:	Robert J. Caruana
Title:	Vice President

SCHEDULE 1.01

Permitted Action

SCHEDULE I

Subsidiaries

SCHEDULE II

Liens

SCHEDULE III

Existing Indebtedness

SCHEDULE IV

Existing Guaranties

EXHIBIT A

REVOLVING CREDIT NOTE

$7,000,000	Hauppauge, New York
August 5, 2011

FOR VALUE RECEIVED, CVD EQUIPMENT CORPORATION, a New York corporation (the “Company”), promises to pay to the order of HSBC BANK USA, NATIONAL ASSOCIATION (the “Bank”), on or before the Revolving Credit Commitment Termination Date, SEVEN MILLION DOLLARS ($7,000,000) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Bank to the Company under the Credit Agreement referred to below.

The Company promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.

This Note is the “Revolving Credit Note” referred to in the Credit Agreement dated as of August 5, 2011, between the Company and the Bank (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby were made and are to be repaid.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The Bank shall record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan on the grid schedule annexed to this Note; provided, however, that the failure of the Bank to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Revolving Credit Loans made by the Bank in accordance with the terms of this Note.

This Note is subject to prepayment as provided in Section 3.3 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Bank located at One HSBC Plaza, Rochester, New York 14639, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company waives presentment, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at a place first above written.

CVD EQUIPMENT CORPORATION

By:__________________________
Name:
Title:

SCHEDULE OF LOANS

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made by

EXHIBIT B

EQUIPMENT LOAN NOTE

$________ _____ ___, 2011	Hauppauge, New York

                      FOR VALUE RECEIVED, CVD EQUIPMENT CORPORATION, a New York corporation  (the “Company”), promises to pay to the order of HSBC BANK USA, NATIONAL ASSOCIATION (the “Bank”), on or before the ________________ (the “Equipment Loan Maturity Date”), the principal amount of ______________________________________ ($_________) DOLLARS in ________________* consecutive monthly installments each in an amount equal to $______________, commencing [______ __], 201____ and on the first day of each month thereafter, provided that the final installment on the Equipment Loan Maturity Date shall be in an amount equal to the remaining principal amount outstanding on the Equipment Loan Maturity Date.  The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

* to be selected by the Company, but not to exceed five years

This Note is one of the “Equipment Loan Notes” referred to in the Credit Agreement dated as of August 5, 2011, between the Company and the Bank (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Equipment Loan evidenced hereby was made and is to be repaid.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The Bank shall record the date, Type and amount of each Equipment Loan and the date and amount of each payment or prepayment of principal of each Equipment Loan on the grid schedule annexed to this Note; provided, however, that the failure of the Bank to set forth such Equipment Loan, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay such Equipment Loan made by the Bank in accordance with the terms of this Note.

This Note is subject to prepayment as provided in Section 3.3 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Bank located at One HSBC Plaza, Rochester, New York 14639, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company waives presentment, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at a place first above written.

CVD EQUIPMENT CORPORATION

By__________________________________
Name:
Title:

SCHEDULE OF LOANS

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made by

EXHIBIT C

TERM LOAN NOTE

$2,100,000	Hauppauge, New York
August 5, 2011

FOR VALUE RECEIVED, CVD EQUIPMENT CORPORATION, a New York corporation  (the “Company”), promises to pay to the order of HSBC BANK USA, NATIONAL ASSOCIATION (the “Bank”), on or before the Term Loan Maturity Date, the principal amount of TWO MILLION ONE HUNDRED THOUSAND ($2,100,000) DOLLARS in sixty (60) consecutive monthly installments, each in an amount equal to $35,000.00, on the first day of each month commencing September 1, 2011 and continuing on the first day of each month thereafter, provided that the final installment on the Term Loan Maturity Date shall be in an amount equal to the remaining principal amount outstanding on the Term Loan Maturity Date.  The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

This Note is the “Term Loan Note” issued pursuant to, and entitled to the benefits of, the Credit Agreement dated as of August 5, 2011 by and between the Company and the Bank (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The Bank shall record the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal of the Term Loan on the grid schedule annexed to this Note; provided, however, that the failure of the Bank to set forth the Term Loan, payments and other information on the attached grid schedule shall not in any manner effect the obligation of the Company to repay the Term Loan made by the Bank in accordance with the terms of this Note.

This Note is subject to prepayment pursuant to Section 3.3 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Bank located at One HSBC Plaza, Rochester, New York 14639, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company waives presentment, protest, demand, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

CVD EQUIPMENT CORPORATION

By__________________________________
Name:
Title:

SCHEDULE

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made by

EXHIBIT D

NOTICE OF BORROWING

                                                                                                                                   [Date]
HSBC Bank USA, National Association
____________________
____________________
Attention:   __________

Re:           CVD EQUIPMENT CORPORATION

Gentlemen:

Pursuant to the  Credit Agreement dated as of August  ____, 2011 (as the same may have been and may hereafter be amended, modified or supplemented the “Credit Agreement”) by and between CVD Equipment Corporation and HSBC Bank USA, National Association, we hereby give you irrevocable notice that we request [a Revolving Credit Loan] [an Equipment Loan] as follows:

1.	Amount of Loan:	[Amount]
2.	Borrowing Date:	[Date]
3.	Type of Loan:	[Prime Rate Loan, Libor Rate Loan or Fixed Rate Loan, as applicable]
4.	Interest Period (if Libor Rate Loan):

We hereby certify that (i) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete on and as of the date hereof to the same extent as though made on and as of the date hereof; (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement or will result after giving effect to the Loan requested hereunder; (iii) the Company has performed all agreements and satisfied all conditions under the Credit Agreement required to be performed by it on or before the date hereof; and (iv) the amount of the proposed borrowing hereunder will not cause the Aggregate Outstandings (after giving effect to the proposed borrowing requested hereunder) to exceed the Revolving Credit Commitment.

Capitalized terms used herein but not defined shall have the respective meanings given to them in the Credit Agreement.

D-1

IN WITNESS WHEREOF, the Company has caused this document to be executed and delivered by its Executive Officer as of the date written above.

CVD EQUIPMENT CORPORATION

By: ________________________
Title:

D-2

EXHIBIT E

FORM OF
SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of August 5, 2011, by and among each of the entities identified on the signature page hereto under the heading “Grantors” (each a “Grantor” and, collectively, the “Grantors”) and HSBC BANK USA, NATIONAL ASSOCIATION (the “Secured Party”).

RECITALS

A.           CVD EQUIPMENT CORPORATION, a New York corporation (the “Company”) and the Secured Party have entered into a Credit Agreement, dated as of the date hereof (as the same may be hereafter amended, modified, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Company will receive loans and other financial accommodations from the Secured Party and will incur Obligations (as hereinafter defined).

B.           To induce the Secured Party to extend credit to the Company on and after the date hereof as provided in the Credit Agreement, each Grantor desires to grant the Secured Party security and assurance in order to secure the payment and performance of all Obligations and to that effect to grant the Secured Party a first priority perfected security interest in its assets and, in connection therewith, to execute and deliver this Agreement.

Accordingly, the parties hereto hereby agree as follows:

DEFINITIONS

(a)           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Uniform Commercial Code as in effect in the State of New York (the “UCC”).

(b)           Capitalized terms used herein and not otherwise defined shall have the following meanings:

“Agreement”:  this Agreement and shall include all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Business Day” the meaning assigned to such term in the Credit Agreement.

“Collateral”: the following property of each Grantor, wherever located, and whether now owned or hereafter acquired or arising:

(i)	Accounts;

(ii)	Chattel paper, including Electronic Chattel Paper;

(iii)	Goods, including all Inventory and Equipment and any accessions thereto;

(iv)	Instruments, including Promissory Notes;

(v)	Investment Property;

(vi)	Documents;

(vii)	Deposit Accounts;

(viii)	Commercial Tort Claims, if any, identified on Schedule A annexed hereto;

(ix)	Letter-of-Credit Rights;

(x)	General Intangibles, including Payment Intangibles and Software;

(xi)	Supporting Obligations;

(xii)	to the extent not listed above, all other personal property; and

(xiii)	to the extent not listed above as original collateral, proceeds and products of the foregoing.

“Default” the meaning assigned to such term in the Credit Agreement.

“Event of Default” the meaning assigned to such term in the Credit Agreement.

“Liens” the meaning assigned to such term in the Credit Agreement.

“Loan Documents” the meaning assigned to such term in the Credit Agreement.

“Loans” the meaning assigned to such term in the Credit Agreement.

“Obligations” (i) all obligations, liabilities and indebtedness of each Grantor to the Secured Party,  whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, obligations, liabilities, and indebtedness of each Grantor arising under or relating to the Credit Agreement or any other Loan Document to which it is a party (including, without limitation, with respect to the Company, all obligations, liabilities and indebtedness with respect to the principal of and interest on the Loans and reimbursement of letters of credit) including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, and interest that but for the filing of a petition in bankruptcy with respect to any Grantor would accrue on such obligations, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding), and all fees, costs, expenses and indemnity obligations of the Grantors to the Secured Party hereunder, or under any other Loan Document, (ii) all obligations of the Company under each interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure of the Company, in each case, entered into with the Secured Party and (iii) all Banking Services Obligations.

“Person” the meaning assigned to such term in the Credit Agreement.

(c)           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles.  The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary.  The word “will” shall be construed to have the same meaning in effect as the word “shall”.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

I.           SECURITY

SECTION 1.01.  Grant of Security.  As security for the Obligations, each Grantor hereby transfers, assigns and grants to the Secured Party a security interest in the Collateral.

SECTION 1.02.  Release and Satisfaction.  Upon the termination of this Agreement and the indefeasible payment in full of the Obligations, the Secured Party shall deliver to each Grantor, upon request therefor and at such Grantor’s expense, releases and satisfactions of all financing statements, notices of assignment and other registrations of security.

II.           REPRESENTATIONS AND WARRANTIES

SECTION 2.01.  Representations and Warranties With Respect to Security.  Each Grantor hereby represents and warrants to the Secured Party as follows:

(a)           Name.  Each Grantor’s exact legal name, state of incorporation or organization and organizational number is set forth on Schedule A annexed hereto.

(b)           Ownership of Collateral.  Each Grantor owns all of its personal property and assets, including, without limitation, the Collateral, free and clear of all Liens, other than the Liens permitted under Section 7.01 of the Credit Agreement.

(c)           Trademarks, Patents and Copyrights.  Annexed hereto as Schedule A is a complete list of all patents, trademarks, copyrights, applications therefor, and other similar General Intangibles which each Grantor owns or has the right to use as of the date of this Agreement.  There are no assertions or claims challenging the validity of any of the foregoing.  The business of each Grantor as now conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others.  There is no infringement of any General Intangible of any Grantor.

(d)           Accounts.  Annexed hereto as Schedule A is a list identifying the chief executive office or principal place of business of each Grantor and all addresses at which each Grantor maintains books or records relating to its Accounts as of the date of this Agreement.

(e)           Inventory.  Annexed hereto as Schedule A is a list identifying all addresses where each Grantor maintains its Inventory as of the date of this Agreement.  No Grantor’s Inventory is currently maintained or will be maintained with any bailee that issues negotiable warehouse receipts or other negotiable instruments therefor.

(f)           Equipment.  Annexed hereto as Schedule A is a list identifying all the addresses where the Equipment of each Grantor is located.

(g)           Trade Names.  Except as set forth on Schedule A annexed hereto, each Grantor has not done during the five years prior to this Agreement, and does not currently do, business under fictitious business names or trade names. No Grantor has been known under any other name during such five year period.  Each Grantor will only change its name or do business under any other fictitious business names or trade names during the term of this Agreement after giving not less than thirty (30) Business Days’ prior written notice to the Secured Party.

(h)           Acquired Collateral.   Except as set forth on Schedule A annexed hereto, the Collateral has been acquired or originated by each Grantor in the ordinary course of such Grantor’s business and was not acquired pursuant to any acquisition of all or a portion of the business of any Person whether by merger, acquisition of assets or otherwise.

(i)           Third Party Locations.  Except as set forth on Schedule A annexed hereto, no Collateral is in the possession of, or under the control of, any Person other than a Grantor or the Secured Party.

(j)           Commercial Tort Claims.  Except to the extent identified under the definition of Collateral above, no Grantor holds any Commercial Tort Claim.

(k)           Enforceability of Security Interests.  Upon the execution of this Agreement by each Grantor and the filing of financing statements properly describing the Collateral and identifying such Grantor and the Secured Party in the applicable jurisdiction required pursuant to the UCC, security interests and liens granted to the Secured Party under Section 1.01 hereof shall constitute valid, perfected and first priority security interests and liens in and to the Collateral of such Grantor, other than Collateral which may not be perfected by filing under the Uniform Commercial Code, and subject to the Liens permitted pursuant to Section 7.1 of the Credit Agreement, in each case enforceable against all third parties and securing the payment of the Obligations.

III.           COVENANTS OF GRANTORS

SECTION 3.01.  Records; Location of Collateral.  So long as a Grantor shall have any Obligation to the Secured Party: (a) such Grantor shall not change the jurisdiction of its incorporation or organization or move its chief executive office, principal place of business or office at which is kept its books and records (including computer printouts and programs) from the locations existing on the date hereof and listed on Schedule A annexed hereto; (b) a Grantor shall not establish any offices or other places of business at any other location; (c) a Grantor shall not move any of the Collateral to any location other than those locations existing on the date hereof and listed on Schedule A annexed hereto; or (d) a Grantor shall not change its corporate name in any respect, unless, in each case of clauses (a), (b) (c) and (d) above, (i) a Grantor shall have given the Secured Party thirty (30) Business Days’ prior written notice of its intention to do so, identifying the new location and providing such other information as the Secured Party deems necessary, and (ii) a Grantor shall have delivered to the Secured Party such documentation, in form and substance satisfactory to the Secured Party and as required by the Secured Party, to preserve the Secured Party’s security interest in the Collateral.

SECTION 3.02.  Commercial Tort Claims.   Each Grantor shall promptly notify the Secured Party upon obtaining any Commercial Tort Claim after the date hereof against any third party and, upon request of the Secured Party, shall promptly enter into an amendment to this Agreement and do such other acts or things as may be requested by the Secured Party to give the Secured Party a first priority perfected security interest in any such Commercial Tort Claim.

SECTION 3.03.  Other Collateral.  Each Grantor shall promptly notify the Secured Party upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights, Electronic Chattel Paper, Documents or Instruments.

SECTION 3.04.  Further Actions.

(a)           Promissory Notes and Tangible Chattel Paper.  If any Grantor shall at any time hold or acquire any Promissory Notes or Tangible Chattel Paper, such Grantor shall forthwith endorse, assign or deliver the same to the Secured Party accompanied by instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

(b)           Deposit Accounts.  At the request of the Secured Party, each Grantor will cause each depository bank where such Grantor maintains a Deposit Account to execute an agreement pursuant to which the depository bank agrees to comply, without the further consent of such Grantor, at any time, with instructions from the Secured Party to such depository bank directing the disposition of funds from time to time credited to such deposit account or agree to the Secured Party becoming the customer of the depository bank with respect to such deposit accounts, with such Grantor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw funds from such deposit account. The Secured Party shall not give any such instructions or withhold any withdrawal rights from such Grantor, unless an Event of Default has occurred and is continuing.

(c)           Investment Property.  If any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall forthwith endorse, sign and deliver the same to the Secured Party accompanied by such instruments of transfer assignment duly executed in blank as Secured Party may from time to time specify.  If any security is now or hereafter acquired by any Grantor are uncertificated and are issued to the Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Secured Party thereof and at the Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party either (a) cause the issuer to agree to comply without further consent of such Grantor or such nominee, at any time with instructions from the Secured Party as to such Securities or (b) arrange for the Secured Party to become the registered owner of the securities.  If any Securities, whether certificated or uncertificated or other Investment Property now or hereafter acquired by the Grantor are held by any Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, the Grantor shall immediately notify the Secured Party thereof and at the Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to the Secured Party either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply, in each case, without further consent of such Grantor or such nominee, at any time with Entitlement Orders or other instructions from the Secured Party to such Securities Intermediary as to such Securities or other Investment Property, or to apply any value distributed on account of any Commodity Contract as directed by the Secured Party to such Commodity Intermediary or (ii) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for this Secured Party to become the Entitlement Holder with respect to such Investment Property, with such Grantor being permitted, only with the consent of the Secured Party, to exercise rights to withdraw or otherwise deal with such Investment Property.  The Secured Party shall not give any such Entitlement Order or instructions or directions to any such issuers, Securities Intermediary or Commodity Intermediary and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Grantor, unless an Event of Default has occurred and is continuing.

(d)           Collateral in the Possession of Third Parties.  If any Collateral is at any time in the possession of any person or entity other than a Grantor or the Secured Party (a “Third Party”), the Grantor shall promptly notify the Secured Party thereof, and at the Secured Party’s request and option, shall promptly obtain an acknowledgment from the Third Party, in form and substance satisfactory to the Secured Party that the Third Party holds such collateral for the benefit of the Secured Party and such Third Party’s agreement to comply, without further consent of the Grantor, at any time with the instructions of the Secured Party as to such Collateral.  The Secured Party agrees with the Grantor that the Secured Party shall not give any such instructions unless an Event of Default has occurred and is continuing.

(e)           Electronic Chattel Paper.  If any Grantor at any time holds or acquired an interest in any Electronic Chattel Paper, such Grantor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, shall take such action as the Secured Party may reasonably request to vest in the Secured Party control under Section 9105 of the UCC of such Electronic Chattel Paper.

(f)           Letter-of-Credit Rights.  If any Grantor is at any time the beneficiary under a Letter of Credit, such Grantor shall promptly notify the Secured Party thereof and, at the request and option of the Secured Party, such Grantor shall, pursuant to an arrangement in form and substance satisfactory to the Secured Party, either (i) arrange for the Issuer and any confirmed or other nominated person of such Letter of Credit to consent to an assignment to the Secured Party the proceeds of the Letter of Credit or (ii) arrange for the Secured Party to become the transferee beneficiary of the Letter of Credit, with the Secured Party agreeing in each case that the proceeds of the Letter of Credit are to be applied to satisfaction of the Obligations in such order as the Secured Party may determine.

(g)           Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a Commercial Tort Claim, such Grantor shall immediately notify the Secured Party in a writing signed by the Grantor of the particulars thereof and grant to the Secured Party in such writing a security interest therein and all proceeds thereof, all upon the terms of this Agreement with such writing to be in form and substance to the Secured Party.

(h)           General.  Each Grantor further agrees, upon the request of the Secured Party and at the Secured Party’s option, to take  any and all other actions as the Secured Party may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Secured Party to enforce, the Secured Party’s security interest in any and all of the Collateral, including without limitation, (i) executing and delivering and where appropriate filing financing statements and amendments relating thereto under the UCC to the extent, if any, that such Grantor’s signature thereon is required therefor, (ii) causing the Secured Party’s name to be noted as Secured Party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or the ability of the Secured Party to enforce, the Secured Party’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Secured Party to enforce the Secured Party’s security interest in such Collateral, (iv) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to the Secured Party, including, without limitation, any consent of any licensor, lessor or other persons obligated on Collateral and (v) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Secured Party.  Each Grantor further authorizes the Secured Party to file initial financing statements describing the Collateral, and any amendments thereto.

SECTION 3.05.  Insurance and Assessments.  In the event any Grantor shall fail to purchase or maintain insurance, or pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder or under the Credit Agreement, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event such Grantor shall fail to perform or comply with any other covenant, promise or obligation to the Secured Party hereunder, or under the Credit Agreement or any other Loan Document, the Secured Party may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of such Grantor, and all money so paid by the Secured Party, including reasonable attorney’s fees, shall be deemed to be Obligations.

SECTION 3.06.  Inspection.  Upon reasonable notice to a Grantor, the Secured Party may, during such Grantor’s normal business hours, examine and inspect any Collateral and may examine, inspect and copy all books and records with respect thereto or relevant to the Obligations.

SECTION 3.07.  Personal Property.   The Collateral shall remain personal property at all times.  No Grantor shall affix any of the Collateral to real property in any manner which would change its nature from that of personal property to real property or to a fixture.

SECTION 3.08.  Maintenance of Corporate Existence.  Each Grantor shall preserve and maintain its corporate existence and, except as otherwise permitted pursuant to the Credit Agreement, shall not merge with or into or consolidate with any other entity.

SECTION 3.09.  Indemnification.  Each Grantor agrees to indemnify the Secured Party and hold it harmless from and against any and all injuries, claims, damages, judgments, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel), charges and encumbrances which may be incurred by or asserted against the Secured Party in connection with or arising out of any assertion, declaration or defense of the Secured Party’s rights or security interest under the provisions of this Agreement or any other Loan Document, permitting it to collect, settle or adjust Accounts or to deal with account debtors in any way or in connection with the realization, repossession, safeguarding, insuring or other protection of the Collateral or in connection with the collecting, perfecting or protecting the Secured Party’s liens and security interests hereunder or under any other Loan Document.

IV.           POWER OF ATTORNEY; NOTICES

SECTION 4.01.  Power of Attorney.   Each Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Secured Party’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby give said attorneys the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to (a) upon the occurrence and continuance of an Event of Default, endorse the names of such Grantor on any checks, notes, drafts or other forms of payment or security that may come into the possession of the Secured Party or any affiliate of the Secured Party, to sign the Grantor’s name on invoices or bills-of-lading, drafts against customers, notices of assignment, verifications and schedules, (b) upon the occurrence and continuance of an Event of Default, sell, transfer, pledge, make any arrangement with respect to or otherwise dispose of or deal with any of the Collateral consistent with the UCC and (c) do acts and things which the Secured Party deems necessary or useful to protect, preserve or realize upon the Collateral and the Secured Party’s security interest therein.  The powers granted herein, being coupled with an interest, are irrevocable until all of the Obligations are indefeasibly paid in full and this Agreement is terminated.  The powers conferred on the Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  Neither the Secured Party nor any attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law provided the same is not the result of gross negligence or willful misconduct.

SECTION 4.02.  Notices.  Upon the occurrence of an Event of Default, the Secured Party may notify account debtors and other persons obligated on any of the Collateral that the Collateral have been assigned to the Secured Party or of its security interest therein and to direct such account debtors and other persons obligated on any of the Collateral to make payment of all amounts due or to become due to a Grantor directly to the Secured Party and upon such notification and at such Grantor’s expense to enforce collection of any such Collateral, and to adjust, compromise or settle for cash, credit or otherwise upon any terms the amount of payment thereof.  The Secured Party may, at any time following the occurrence of an Event of Default, notify the Postal Service authorities to change the address of delivery of mail to an address designated by the Secured Party.  After making of such a request or the giving of any such notification, each Grantor shall hold any proceeds of collection of accounts, Chattel Paper, general intangibles, instruments and other Collateral received by it as trustee for the Secured Party without commingling the same with such Grantor and shall turn the same over to the Secured Party in the identical form received, together with any necessary endorsements or assignments.  The Secured Party shall apply the proceeds of collection of such Collateral received by the Secured Party to the Obligations, in such order as the Secured Party, in its sole discretion, shall determine, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

V.           REMEDIES OF SECURED PARTY

SECTION 5.01.  Enforcement.  Upon the occurrence of an Event of Default, the Secured Party shall have, in addition to all of its other rights under this Agreement and the other Loan Documents by operation of law or otherwise (which rights shall be cumulative), all of the rights and remedies of a secured party under the UCC and shall have the right, to the extent permitted by law, without charge, to enter any Grantor’s premises, and until it completes the enforcement of its rights in the Collateral subject to its security interest hereunder and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor (through self help without judicial process and without having first given notice or obtained an order of any court), or place custodians in control thereof, remain on such premises and use the same for the purpose of completing any work in progress, preparing any Collateral for disposition, and disposition of or collecting any Collateral.  Without limiting the foregoing, upon the occurrence of an Event of Default, the Secured Party may, without demand, advertising or notice, all of which such Grantor hereby waives (except as the same may be required by law), sell, lease, license or otherwise dispose of and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral held by it or for its account at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as the Secured  Party, in its sole discretion, deems advisable.  At any such sale the Collateral or any portion thereof may be sold in one lot as an entirety or in separate parcels as the Secured Party in its sole discretion deems advisable.  Each Grantor agrees that if notice of sale shall be required by law such requirement shall be met if such notice is mailed, postage prepaid, to such Grantor at its address set forth above or such other address as it may have, in writing, provided to the Secured Party, at least ten (10) days before the time of such sale or disposition.  The Secured Party may postpone or adjourn any sale of any Collateral from time to time by an announcement at the time and place of the sale to be so postponed or adjourned, without being required to give a new notice of sale.  Notice of any public sale shall be sufficient if it describes the security of the Collateral to be sold in general terms, stating the amounts thereof, the nature of the business in which such Collateral was created and the location and nature of the properties covered by the other security interests or mortgages and the prior liens thereof.  The Secured Party may be the purchaser at any such sale if it is public, free from any right of redemption, which such Grantor also waives, and payment may be made, in whole or in part, in respect of such purchase price by the application of the Obligations by the Secured Party.  Each Grantor with respect to its property constituting such Collateral, shall be obligated for, and the proceeds of sale shall be applied first to, the costs of taking, assembling, finishing, collecting, refurbishing, storing, guarding, insuring, preparing for sale, and selling the Collateral, including the fees and disbursements of attorneys, auctioneers, appraisers and accountants employed by the Secured Party.  Proceeds shall then be applied to the payment, in whatever order the Secured Party may elect, of all of the Obligations.  The Secured Party shall return any excess to such Grantor or to whomever may be fully entitled to receive the same or as a court of competent jurisdiction may direct.  In the event that the proceeds of any sale or other disposition of the Collateral are insufficient to pay in full the Obligations, such Grantor shall remain liable for any deficiency.

SECTION 5.02.  Standards for Exercising Rights and Remedies.  To the extent that applicable law imposes duties on the Secured Party to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Secured Party (a) to fail to incur expenses reasonably deemed significant by the Secured Party to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business each Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Secured Party against risk of loss, collection or disposition of Collateral or to provide to the Secured Party a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party in the collection or disposition of any of the Collateral.  Each Grantor  acknowledges that the purpose of this Section 5.02 is to provide non-exhaustive indications of what actions or omissions by the Secured Party would fulfill the Secured Party’s duties under the UCC or the Uniform Commercial Code as in effect in other relevant jurisdiction in the Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by the Secured Party shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 5.02.  Without limitation upon the foregoing, nothing contained in this Section 5.02 shall be construed to grant any rights to each Grantor or to impose any duties on the Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 5.02.

SECTION 5.03.  Waiver.  Each Grantor waives any right, to the extent applicable law permits, to receive prior notice of, or a judicial or other hearing with respect to, any action or prejudgment remedy or proceeding by the Secured Party to take possession, exercise control over, or dispose of any item of the Collateral in any instance (regardless of where such Collateral may be located) where such action is permitted under the terms of this Agreement or any other Loan Document, or by applicable law, or of the time, place or terms of sale in connection with the exercise of the Secured Party’s rights hereunder and such Grantor also waives, to the extent permitted by law, any bond, security or sureties required by any statute, rule or otherwise by law as an incident to any taking of possession by the Secured Party of property subject to the Secured Party’s Lien.  Each Grantor further waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Secured Party’s rights under this Agreement and any other Loan Document including the taking of possession of any Collateral all to the extent that such waiver is permitted by law and to the extent that such damages are not caused by the Secured Party’s gross negligence or willful misconduct.  These waivers and all other waivers provided for in this Agreement and any other Loan Documents have been negotiated by the parties and each Grantor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

SECTION 5.04.  Other Rights.  Each Grantor agrees that the Secured Party shall not have any obligation to preserve rights to any Collateral against prior parties or to proceed first against any Collateral or to marshall any Collateral of any kind for the benefit of any other creditors of such Grantor or any other Person.  The Secured Party is hereby granted, to the extent that such Grantor is permitted to grant a license or right of use, a license or other right to use, without charge, labels, patents, copyrights, rights of use, of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature of such Grantor as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and such Grantor’s rights under all licenses and any franchise, sales or distribution agreements shall inure to the Secured Party’s benefit.

SECTION 5.05.  Expenses. Each Grantor agrees that it shall pay on demand therefor all costs and expenses incurred in amending, implementing, perfecting, collecting, defending, declaring and enforcing the Secured Party’s rights and security interests in the Collateral hereunder or under the Credit Agreement or any other Loan Document or other instrument or agreement delivered in connection herewith or therewith, including, but not limited to, searches and filings, and the Secured Party’s reasonable attorneys’ fees (regardless of whether any litigation is commenced, whether a default is declared hereunder, and regardless of tribunal or jurisdiction).

VI.           GENERAL PROVISIONS

SECTION 6.01.  Termination.  This Agreement shall remain in full force and effect until all the Obligations shall have been indefeasibly fully paid and satisfied and the Credit Agreement shall have expired or been terminated and, until such time, the Secured Party shall retain all security in and title to all existing and future Collateral held by it hereunder.

SECTION 6.02.  Remedies Cumulative.  The Secured Party’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which it may have under the Credit Agreement, any other Loan Document or any other agreement or instrument, by operation of law or otherwise and may be exercised alternatively, successively or concurrently as the Secured Party may deem expedient.

SECTION 6.03.  Binding Effect.  This Agreement is entered into for the benefit of the parties hereto and their successors and assigns.  It shall be binding upon and shall inure to the benefit of the said parties, their successors and assigns.  No Grantor shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the Secured Party and any attempted assignment shall be null and void.

SECTION 6.04.  Notices.  Wherever this Agreement provides for notice to either party (except as expressly provided to the contrary), it shall be in writing and given in the manner specified in Section 9.01 of the Credit Agreement.  Such notices to each Grantor shall be delivered to the address for notices set forth on Schedule A annexed hereto.

SECTION 6.05.  Waiver.  No delay or failure on the part of the Secured Party in exercising any right, privilege, remedy or option hereunder shall operate as a waiver of such or any other right, privilege, remedy or option, and no waiver shall be valid unless in writing and signed by an officer of the Secured Party and only to the extent therein set forth.

SECTION 6.06.  Modifications and Amendments.  This Agreement and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter hereof and may not be changed, modified, waived, amended or terminated orally, but only by a writing signed by the party to be charged.

SECTION 6.07.  Several Agreements.   This Agreement shall constitute the several obligations and agreements of each Grantor and may be amended, restated, supplemented or otherwise modified from time to time, with respect to any Grantor without the consent or approval of any other Grantor, and no such amendment, restatement, supplement or modification shall be deemed to amend, restate, supplement or modify the obligations of any other Grantor hereunder.

SECTION 6.08.  Survival of Representations and Warranties.  The representations and warranties of each Grantor made or deemed made herein shall survive the execution and delivery of this Agreement.

SECTION 6.09.  Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such invalidity, illegality or uneforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 6.10.  Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OR CHOICE OF LAWS.  EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR AGREES (i) NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) NOT TO ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  EACH GRANTOR AND THE SECURED PARTY EACH IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 6.11.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

HSBC BANK USA,
NATIONAL ASSOCIATION

By:      _____________________
Name:           Robert J. Caruana
Title:   Vice President

GRANTORS:
CVD EQUIPMENT CORPORATION

By:      ___________________
Name: Glen R. Charles
Title:   Chief Financial Officer

Schedule A
to Security Agreement
[To be completed by borrower]

1. Name of Grantor:  [CVD Equipment Corporation]

2. State of Formation/Incorporation:

3. Organizational Number:

4. Patents, trademarks, trade names, copyright and applications for the foregoing:

See Annex I to this Schedule A.

5.  Chief Executive Office or Principal Place of Business:

6. Other offices at which books or records with respect to Accounts are maintained:

7. Inventory Locations:

8. Equipment Locations:

9. Trade Names:

10. Non-Ordinary Course Collateral Acquisitions:

11. Collateral in the possession or control of third parties:

12. Commercial Tort Claims:

13. Address for Notices:
_____________________
_____________________
_____________________
Attention:
Telecopy:

Annex I
to Schedule A to
Security Agreement

Patents:*

Trademarks:*

Copyrights:*

__________________________________________________________________
*	Identify applications for same.

EXHIBIT F

GUARANTY

THIS GUARANTY is entered into as of the __ day of August, 2011 by THE UNDERSIGNED (collectively, the “Guarantor”) in favor of and for the benefit of HSBC BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS

A.           Pursuant to a Credit Agreement dated as of August 5, 2011 (as same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”) by and between CVD EQUIPMENT CORPORATION, a New York corporation (the “Company”) and the Bank, the Company will receive Loans and other financial accommodations from the Bank and has and will incur Obligations.

B.           The Guarantor, being members of a group of corporations affiliated with the Company and being engaged in related businesses will receive direct and indirect benefits from such loans and financial accommodations.

C.           The Guarantor wishes to grant the Bank security and assurance in order to secure the payment and performance by the Company of all of its present and future Obligations, and, to that effect, to guaranty the Company’s Obligations as set forth herein.

Accordingly, the Guarantor hereby agrees as follows:

1.           Guaranty.

(a)           The Guarantor unconditionally and irrevocably guarantees to the Bank the full and punctual payment by the Company, when due, whether at the stated due date, by acceleration or otherwise, of all Obligations of the Company, howsoever created, arising or evidenced, voluntary or involuntary, whether direct or indirect, absolute or contingent now or hereafter existing or owing to the Bank, (collectively, the “Guaranteed Obligations”).  This Guaranty is an absolute, unconditional, continuing guaranty of payment and not of collection of the Guaranteed Obligations and includes Guaranteed Obligations arising from successive transactions which shall either continue such Guaranteed Obligations or from time to time renew such Guaranteed Obligations after the same has been satisfied.  This Guaranty is in no way conditioned upon any attempt to collect from the Company or upon any other event or contingency, and shall be binding upon and enforceable against the Guarantor without regard to the validity or enforceability of the Credit Agreement, any note evidencing the obligations thereunder (each a “Note” and collectively, the “Notes”) or any security agreement, guaranty, instrument or other agreement delivered in connection with the transactions contemplated by the Credit Agreement (each a “Loan Document” and, collectively, the “Loan Documents”) or of any term of any Loan Document.  If for any reason the Company shall fail or be unable duly and punctually to pay any of the Guaranteed Obligations (including, without limitation amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantor will forthwith pay the same, in cash, immediately upon demand.

(b)           In the event that the Credit Agreement, any Note or any other Loan Document shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of the Company or any of its properties in any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, the Guarantor’s obligations hereunder shall continue to the same extent as if such Credit Agreement, Notes or such other Loan Document had not been so rejected.

(c)           The Guarantor shall pay all costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and damages incurred in connection with the enforcement of the Guaranteed Obligations of the Company under the Credit Agreement or the Note or any other Loan Document to the extent that such costs, expenses and damages are not paid by the Company pursuant to the respective documents, and such costs, fees and disbursements incurred in connection with the enforcement of the obligations of the Guarantor under this Guaranty.

(d)           The Guarantor further agrees that if any payment made by the Company or the Guarantor to the Bank on any Obligation is rescinded, recovered from or repaid by the Bank, in whole or in part, in any bankruptcy, insolvency or similar proceeding instituted by or against the Company or the Guarantor, this Guaranty shall continue to be fully applicable to such Guaranteed Obligation to the same extent as though the payment so recovered or repaid had never originally been made on such Guaranteed Obligation.

(e)           If any Event of Default shall have occurred and be continuing, the Bank and any Affiliate of the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or any Affiliate of the Bank to or for the credit or the account of the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Bank shall have made any demand hereunder.  The rights under this paragraph 1(e) are in addition to other rights and remedies (including other rights of set off) which the Bank may have.

2.           Guaranty Continuing, Absolute, Unlimited.

The obligations of the Guarantor hereunder shall be continuing, absolute, unlimited and unconditional, shall not be subject to the counterclaim, set-off, deduction or defense based upon any claim the Guarantor may have against the Bank or the Company or any other person, and shall remain in full force and effect without regard to, and, to the fullest extent permitted by applicable law, shall not be released, discharged or in any way affected by, any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense including, but not limited to, (a) any express or implied amendment, modification or supplement to the Credit Agreement, any Note, or any other Loan Document or any other agreement referred to in any thereof, or any other instrument applicable to the Company or to the Loans, or any part thereof; (b) any failure on the part of the Company to perform or comply with the Credit Agreement, any Note or any other Loan Document or any failure of any other person to perform or comply with any term of the Credit Agreement, any Note, or any other Loan Document or any other agreement as aforesaid; (c) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of the Credit Agreement, any Note, or any other Loan Document or any other agreement as aforesaid, whether or not the Bank, the Company or the Guarantor has notice or knowledge of any of the foregoing; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Company, or its properties or its creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any furnishing or acceptance of additional security or any release of any security; (f) any limitation on the liability or obligations of the Company under the Credit Agreement, any Note or any other Loan Document or any termination, cancellation, frustration, invalidity or unenforceability, in whole or in part, of the Credit Agreement, any Note, this Guaranty or any other Loan Document or any term of any thereof; (g) any lien, charge or encumbrance on or affecting the Guarantor’s or any of the Company’s respective assets and properties; (h) any act, omission or breach on the part of the Bank under the Credit Agreement, any Note or any other Loan Document or any other agreement at any time existing between the Bank and the Company or any law, governmental regulation or other agreement applicable to the Bank or any Loan; (i) any claim as a result of any other dealings among the Bank, the Guarantor or the Company; (j) the assignment of this Guaranty, the Credit Agreement, any Note or any other Loan Document by the Bank to any other Person; or (k) any change in the name of the Bank, the Company or any other Person referred to herein.

3.           Waiver.

The Guarantor unconditionally waives, to the fullest extent permitted by applicable law:  (a) notice of any of the matters referred to in Section 2 hereof; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, notice of the acceptance of this Guaranty, or the creation, renewal, extension, modification or accrual of the Guaranteed Obligations or notice of any other matters relating thereto, any presentment, demand, notice of dishonor, protest, nonpayment of any damages or other amounts payable under the Credit Agreement, any Note or any other Loan Documents; (c) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of the Credit Agreement, any Note or any other Loan Documents, including, without limitation, diligence in collection or protection of or realization upon the Guaranteed Obligations or any part thereof or any collateral thereof; (d) any requirement to mitigate the damages resulting from a default by the Company under the Credit Agreement, any Note or any other Loan Documents; (e) the occurrence of every other condition precedent to which the Guarantor or the Company may otherwise be entitled; (f) the right to require the Bank to proceed against the Company or any other person liable on the Guaranteed Obligations, to proceed against or exhaust any security held by the Company or any other person, or to pursue any other remedy in the Bank power whatsoever, and (g) the right to have the property of the Company first applied to the discharge of the Guaranteed Obligations.

The Bank may, at its election, exercise any right or remedy it may have against the Company without affecting or impairing in any way the liability of the Guarantor hereunder and the Guarantor waives, to the fullest extent permitted by applicable law, any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of the Guarantor against the Company, whether resulting from such election by the Bank or otherwise.  The Guarantor waives any defense arising by reason of any disability or other defense of the Company or by reason of the cessation for any cause whatsoever of the liability, either in whole or in part, of the Company to the Bank for the Guaranteed Obligations.

The Guarantor understands that the exercise by the Bank of certain rights and remedies contained in the Credit Agreement, the Letter of Credit, the Notes or any other Loan Documents may affect or eliminate the Guarantor’s rights of subrogation against the Company and that the Guarantor may therefore incur partially or totally non-reimbursable liability hereunder; nevertheless, the Guarantor hereby authorizes and empowers the Bank, their successors, endorses and/or assignees, to exercise in their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

The Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and agrees that the Bank shall not have any duty to advise the Guarantor of information regarding any condition or circumstance or any change in such condition or circumstance.  The Guarantor acknowledges that the Bank has not made any representations to the Guarantor concerning the financial condition of the Company.

4.           Representations and Covenants of the Guarantor.

(a)           The representations and warranties contained in Article IV of the Credit Agreement, to the extent they relate to the Guarantor, are true and correct as of the date hereof and the Bank is entitled to rely on such representations and warranties to the same extent as though the same were set forth in full herein.

(b)           The Guarantor hereby agrees to perform the covenants contained in Article VI and Article VII of the Credit Agreement, to the extent they relate to the Guarantor, and the Bank is entitled to rely on such agreement to perform such covenants to the same extent as though the same were set forth in full herein.

5.           Payments.

Each payment by the Guarantor to the Bank under this Guaranty shall be made in the time, place and manner provided for payments in the Credit Agreement without set-off or counterclaim to the account to which such payment is required to be paid by the Company under the Credit Agreement.

6.           Parties.

This Guaranty shall inure to the benefit of the Bank and its successors, assigns or transferees, and shall be binding upon the Guarantor and its successors and assigns.  The Guarantor may not delegate any of its duties under this Guaranty without the prior written consent of the Bank.

7.           Notices.

Any notice shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(a)           if to the Bank, at

HSBC Bank, National Association
534 Broad Hollow Road
Melville, New York 11747
Attention:    Robert J. Caruana, Jr.
Telecopy:     631-752-4340

(b)           if to the Guarantor, at

____________________
____________________
____________________
[Attention:
Telecopy:]

(c)	as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 7.

8.           Remedies.

The Guarantor stipulates that the remedies at law in respect of any default or threatened default by the Guarantor in the performance of or compliance with any of the terms of this Guaranty are not and will not be adequate, and that any of such terms may be specifically enforced by a decree for specific performance or by an injunction against violation of any such terms or otherwise.

9.           Rights to Deal with the Company.

At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of the Guarantor hereunder, the Bank may deal with the Company in the same manner and as fully as if this Guaranty did not exist and shall be entitled, among other things, to grant the Company, without notice or demand and without affecting the Guarantor’s liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of indebtedness or any part thereof contained in or arising under the Credit Agreement, any Note or any other Loan Documents, or to waive any obligation of the Company to perform, any act or acts as the Bank may deem advisable.

10.           Subrogation.

(a)           Upon any payment made or action taken by the Guarantor pursuant to this Guaranty, the Guarantor shall, subject to the provisions of Sections 10(b) and (c) hereof, be fully subrogated to all of the rights of the Bank against the Company arising out of the action or inaction of the Company for which such payment was made or action taken by the Guarantor.

(b)           Any claims of the Guarantor against the Company arising from payments made or actions taken by the Guarantor pursuant to the provisions of this Guaranty shall be in all respects subordinate to the full and complete indefeasible payment or performance and discharge, as the case may be, of all amounts, obligations and liabilities, the payments or performance and discharge of which are guaranteed by this Guaranty, and no payment hereunder by the Guarantor shall give rise to any claim of the Guarantor against the Bank.

(c)           Notwithstanding anything to the contrary contained in this Section 10, the Guarantor shall not be subrogated to the rights of the Bank against the Company until all of the Obligations of the Company have been paid indefeasibly in full, and that subrogation shall be suspended upon the occurrence of the events described in Section 1(d) until the Bank is indefeasibly paid in full.

11.           Survival of Representations, Warranties, etc.

All representations, warranties, covenants and agreements made herein, including representations and warranties deemed made herein, shall survive any investigation or inspection made by or on behalf of the Bank and shall continue in full force and effect until all of the obligations of the Guarantor under this Guaranty shall be fully performed in accordance with the terms hereof, and until the payment in full of the Guaranteed Obligations.

12.           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF NEW YORK  IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR AGREES NOT TO ASSERT ANY COUNTERCLAIM, IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS GUARANTY OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.           Miscellaneous.

(a)           All capitalized terms used herein and not defined herein shall have the meanings specified in the Credit Agreement.

(b)           In the event that another guarantor shall become obligated with respect to the Guaranteed Obligations pursuant to Section 5.10 of the Credit Agreement, the Guarantor acknowledges that this Guaranty may be enforced against the Guarantor, whether or not enforcement of any right or remedy hereunder has been sought against any other guarantor.  The Guarantor further acknowledges that its obligations hereunder will not be released or affected by the failure of any other guarantor to execute a guaranty or by a determination that all or a part of a guaranty with respect to any other guarantor is invalid or unenforceable.

(c)           If any term of this Guaranty or any application thereof shall be invalid or unenforceable, the remainder of this Guaranty and any other application of such term shall not be affected thereby.

(d)           Any term of this Guaranty may be amended, waived, discharged or terminated only by an instrument in writing signed by the Guarantor and the Bank.

(e)           The headings in this Guaranty are for purposes of reference only and shall not limit or define the meaning hereof.

(f)            No delay or omission by the Bank in the exercise of any right under this Guaranty shall impair any such right, nor shall it be construed to be waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise of any other right.

(g)           This Guaranty shall terminate upon the Company’s Obligations to the Bank having been indefeasibly satisfied in full.

(h)           The Bank hereby notifies the Guarantor that pursuant to the requirements of USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow the Bank to identify the Guarantor in accordance with the Act.

(i)           The Guarantor agrees that, in addition to, and without limiting, any right of setoff, banker’s lien or counterclaim the Bank may otherwise have, the Bank and each other Affiliate of the Bank are each hereby authorized at any time and from time to following the occurrence and continuance of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Guarantor against any and all the Guaranteed Obligations.  The rights of the Bank under this Section 13(i) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.
(ii)
(b)           Subsidiaries of the Company (“Additional Guarantors”) may hereafter become parties to this Guaranty by executing a joinder agreement with respect hereto, and there shall be no need to re-execute, amend or restate this Guaranty in connection therewith.  Upon such execution and delivery by any Additional Guarantor, such Additional Guarantor shall be deemed to have made the representations and warranties set forth in Section 4 hereof, and shall be bound by all of the terms, covenants and conditions hereof to the same extent as if such Additional Guarantor had executed this Guaranty as of the Closing Date, and the Bank shall be entitled to all of the benefits of such Additional Guarantor’s obligations hereunder.

(k)           This Guaranty is the joint and several obligation of each Guarantor now or hereinafter a party hereto, and may be enforced against each such Guarantor separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Guarantor.  Each Guarantor acknowledges that its obligations hereunder will not be released or affected by the failure of the other Guarantors to execute the Guaranty or by a determination that all or a part of this Guaranty with respect to any other Guarantor is invalid or unenforceable

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed and delivered as of the day and year first above written.

[Guarantor]

By:________________________________
Name:
Title:]

EXHIBIT G

[LETTERHEAD OF COUNSEL TO THE
COMPANY]

August__, 2011

HSBC Bank USA, National Association
534 Broad Hollow Road
Melville, New York  113747

Ladies and Gentlemen:

I have acted as counsel to CVD Equipment Corporation, a New York corporation (the “Company”) in connection with the Credit Agreement (the “Agreement”), dated the date hereof, between the Company and HSBC Bank USA, National Association (the “Bank”), pursuant to which the Bank has agreed to make loans and other financial accommodations to the Company.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

In acting as such counsel, we have examined:

(a)	the Agreement;

(b)	the Revolving Credit Note;

(c)           the Term Loan Note;

(d)           the Account Pledge Agreement; and

(e)           Security Agreement.

The documents referred to in items (a) through (e) above are hereinafter referred to collectively as the “Loan Documents”.

I have assumed the authenticity of all document submitted to me as originals, the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  I have also examined originals, or copies certified to our satisfaction, of such corporate records, certificates of public officials, certificates of corporate officers of the Company and such other instruments and documents as I have deemed necessary as a basis for the opinions hereinafter set forth.  As to questions of fact, I have, to the extent that such facts were not independently established by me, relied upon such certificates.

Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that,

1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of their incorporation, and the Company has the corporate power and authority to own its assets and to transact the business in which it is now engaged and to execute and perform each of the Loan Documents.

2.           The Company has the requisite corporate power and authority to execute, deliver and perform the Loan Documents, each of which has been duly authorized by all necessary and proper corporate action.

3.           The Loan Documents constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms subject, as to enforcement by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally, and by equitable principles of general application.

4.           Neither the execution and delivery by the Company of the Loan Documents nor the performance by the Company of its obligations under the Loan Documents, will (a) violate any law, rule or regulation binding upon the Company or any order or decree of any court or governmental instrumentality binding upon the Company, (b) contravene the Certificate of Incorporation or By-Laws of the Company or, result in a breach of or constitute a default (with due notice or lapse of time or both) under any agreements of which we are aware to which the Company is bound or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Company other than the liens granted pursuant to the Loan Documents, or (c) require the consent, license, approval or authorization of any governmental or public body or authority.

5.           The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

6.           No consent or authorization of, filing with or other act by or in respect of any governmental authority is required to be obtained by the Company for the valid execution, delivery and performance of the Loan Documents.

7.           To the best of my knowledge there are no actions, suits or proceedings against any of the Company, pending or threatened against the Company, before any court, governmental agency or arbitrator which challenges the validity or enforceability of any Loan Document or which, if adversely determined, could impair the ability of the Company to perform its obligations under the Loan Documents.

8.           The Security Agreement grants the Bank a valid security interest in (the “Security Interest”) in the Collateral (as defined in the Security Agreement) that is owned by the Grantor (as defined therein) and purported to covered thereby to the extent that the uniform commercial code is applicable thereto, in favor the Bank as Security or, the Obligations (as defined in the Security Agreement).  Upon the proper filing of appropriate UCC-1 finance statements and the appropriate jurisdictions as required under the uniform commercial code, the Security Interest will constitute a perfected security interest in the Collateral that is owned by each Grantor.

Very truly yours,

EXHIBIT H

Form of
ACCOUNT PLEDGE AGREEMENT

THIS ACCOUNT PLEDGE AGREEMENT, dated as of __________ __, 2011 (as amended, restated, supplemented or modified, from time to time, the “Agreement”), is made by CVD EQUIPMENT CORPORATION, a New York corporation (“Pledgor”), and HSBC BANK USA, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A.           The Pledgor and the Bank are parties to the Credit Agreement dated as of August 5, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Pledgor will receive loans and other financial accommodations from the Bank and, in connection therewith, will incur Obligations (as hereinafter defined).

B.           To induce the Bank to extend credit to the Pledgor on and after the date hereof as provided in the Credit Agreement, the Pledgor desires to grant the Bank security and assurance to secure the payment and performance by the Pledgor of the Obligations and, to that effect, to grant, pledge and assign to the Bank all of its right, title and interest in the Collateral (as defined below) and to execute and deliver this Agreement.

Accordingly, the parties hereto hereby agree as follows:

1.           Definitions.

“Account” means that account listed on Exhibit A and any successor account thereto.

“Account Assets” means Deposits and any other assets held from time to time in the Account (all of which shall be considered “financial assets” under the UCC).

“Collateral” means: (i) the Account Assets; (ii) all additions to, and proceeds, renewals, investments and reinvestments of, the foregoing, whether or not listed on Exhibit A; and (iii) all certificates, receipts and other instruments (including any certificates of deposit) evidencing any of the foregoing.

“Deposits” means the deposits of the Pledgor with the Bank.

“Event of Default” has the meaning set forth in the Credit Agreement.

“Loan Documents” has the meaning set forth in the Credit Agreement.

“Obligations” has the meaning set forth in the Credit Agreement.

“UCC” means the Uniform Commercial Code in effect, from time to time, in the State of New York.  Unless the context otherwise requires, all terms used in this Agreement which are defined in the UCC will have the meanings stated in the UCC.

2.           Grant of Security Interest.

As security for the payment of all the Obligations, the Pledgor hereby pledges, transfers and assigns to the Bank, and grants to the Bank a security interest in, and right of set off against, the Collateral.

3.           Agreements of the Pledgor and Rights of the Bank.

The Pledgor agrees as follows and irrevocably authorizes the Bank to exercise the rights listed below, at its option, for its own benefit, either in its own name or in the name of the Pledgor, and appoints the Bank as its attorney-in-fact to take all action permitted under this Agreement.

(a)           Deposits: The Bank may: (i) renew the Deposits on terms and for periods the Bank deems appropriate; (ii) demand, collect, and receive payment of any monies or proceeds due or to become due under the Deposits; (iii) execute any instruments required for the withdrawal or repayment of the Deposits; and (iv) in all respects, deal with the Deposits as the owner; provided that, as to (ii), (iii) and (iv) above, until the occurrence and continuance of an Event of Default, the Bank will only take that action if, in its judgment, failure to take that action would impair its rights under this Agreement.

(b)           General:   The Bank may, in its name, or in the name of the Pledgor:  (i) file financing statements under the UCC or any other filings or notices necessary or desirable to create, perfect or preserve its security interest, all without notice (except as required by applicable law and not waivable) and without liability except to account for property actually received by it; and (ii) make any notification or take any other action in connection with the perfection or preservation of its security interest or any enforcement of remedies, and retain any documents evidencing the title of the Pledgor to any item of the Collateral.  Further, following the occurrence and continuance of an Event of Default, the Bank may, in its name, or in the name of the Pledgor, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any item of the Collateral (but shall be under no obligation to do so).

The Pledgor agrees that it will not (i) file or permit to be filed any termination statement with respect to the Collateral or any financing or like statement with respect to the Collateral in which the Bank is not named as the sole secured party, or (ii) sell, assign, or otherwise dispose of, or pledge, or otherwise encumber the Collateral.  At the request of the Bank, the Pledgor agrees to do all other things which the Bank may deem necessary or advisable in order to perfect and preserve the security interest and to give effect to the rights granted to the Bank under this Agreement or enable the Bank to comply with any applicable laws or regulations.  Notwithstanding the foregoing, the Bank does not assume any duty with respect to the Collateral and is not required to take any action to collect, preserve or protect its or the Pledgor’s rights in any item of the Collateral.  The Pledgor releases the Bank and agrees to hold the Bank harmless from any claims, causes of action and demands at any time arising with respect to this Agreement, the use or disposition of any item of the Collateral or any action taken or omitted to be taken by the Bank with respect thereto.

4.           Value of the Collateral.

The Pledgor agrees that at all times the aggregate value of Collateral held pursuant to this Agreement shall not be less than an amount equal to $1,000,000.00, provided that, so long as no Event of Default has occurred and is then continuing and the Pledgor is in compliance with Section 7.13 of the Credit Agreement, the Bank will release $200,000 of the Collateral on each anniversary of the Closing Date (as defined in the Credit Agreement).

5.           Representations and Warranties.

The Pledgor represents and warrants to the Bank that the Pledgor is the sole owner of the Collateral and the Collateral is free of all encumbrances except for the security interest in favor of the Bank created by this Agreement.

6.           Event of Default.

Upon the occurrence and during the continuance of an Event of Default, the Bank will have the rights and remedies under the UCC and the other rights granted to the Bank under this Agreement and may exercise its rights without regard to any premium or penalty from liquidation of any Collateral and without regard to the Pledgor’s basis or holding period for any Collateral.

Upon the occurrence and during the continuance of an Event of Default, the Bank may transfer the Collateral into the name of the Bank or its nominee, and proceed forthwith to collect, receive, appropriate and realize upon the Collateral, or any part thereof or may assign or otherwise dispose of and deliver the Collateral, or any part thereof, as the Bank in its sole and absolute discretion deems appropriate without any liability for any loss due to decrease in the market value of the Collateral during the period held, in any reasonable manner permissible under the UCC (except that, to the extent required under the UCC, the Bank shall provide the Pledgor ten (10) days prior notice of any such sale).

The Bank may also, in its sole discretion: apply any portion of the Collateral, first, to all costs and expenses of the Bank (including, without limitation, the reasonable legal fees and expenses of legal counsel), second, to the payment of interest on the Obligations and any fees or commissions to which the Bank may be entitled, third, to the payment of principal of the Obligations, whether or not then due, and fourth, to the Pledgor.

The Pledgor will pay to the Bank all expenses (including reasonable attorneys’ fees and legal expenses incurred by the Bank) in connection with the exercise of any of the Bank’s rights or obligations under this Agreement or the Loan Documents.  Upon the occurrence and during the continuance of an Event of Default, the Pledgor will take any action requested by the Bank to allow the Bank to dispose of the Collateral.  Notwithstanding that the Bank may continue to hold Collateral and regardless of the value of the Collateral, the Pledgor will remain liable for the payment in full of any unpaid  balance of the Obligations.

7.           Governing Law; Jurisdiction.

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.  THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY, COUNTY OF NEW YORK, COUNTY OF NASSAU, OR COUNTY OF SUFFOLK OVER ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, AND THE PLEDGOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT.  THE PLEDGOR FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE BANK MAY BE BROUGHT ONLY IN A NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY.  THE PLEDGOR HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING IN EITHER OF SAID COURTS BY MAILING THEREOF BY THE BANK BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PLEDGOR AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGE HEREOF, OR AT THE PLEDGOR’S MOST RECENT MAILING ADDRESS AS SET FORTH IN THE RECORDS OF THE BANK.

The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or proceeding in such state and hereby waives any defense on the basis of an inconvenient forum.  Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Pledgor or its property in the courts of any other jurisdiction.

8.           Waiver of Jury Trial.

THE PLEDGOR AND THE BANK EACH WAIVE ANY RIGHT TO JURY TRIAL.

9.           Notices.

Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be in writing and given in the manner specified in Section 9.1 of the Credit Agreement.

10.           Miscellaneous.

 (a)           This Agreement shall remain in full force and effect until all the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall have been indefeasibly fully paid and satisfied (other than those which by their terms survive termination of this Agreement) and the Credit Agreement shall have expired or been terminated and, until such time, the Pledgee shall retain all security in and title to all existing and future Collateral held by it hereunder.

                      (b)           Any term of this Agreement may be amended, waived, discharged or terminated only by a written agreement executed by the Pledgor and by the Bank.

(a)           This Agreement shall be binding on the Pledgor and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Pledgor may not delegate any of its obligations hereunder without the prior written consent of the Bank.

(d)           No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor will be effective unless it is in writing and signed by the Pledgor and the Bank and will be effective only in that specific instance and for that specific purpose.  No failure on the part of the Bank to exercise, and no delay in exercising, any right will operate as a waiver or preclude any other or further exercise or the exercise of any other right.

(e)           The rights and remedies in this Agreement are cumulative and not exclusive of any rights and remedies which the Bank may have under law or under other agreements or arrangements with the Pledgor.

(f)           The provisions of this Agreement are intended to be severable.  If for any reason any provision of this Agreement is not valid or enforceable in whole or in part in any jurisdiction, that provision will, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without in any manner affecting the validity or enforceability in any other jurisdiction or the remaining provisions of this Agreement.

(g)           The Pledgor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing the Obligations or the Collateral and any other notices and demands, whether or not relating to those instruments.

(h)           This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Pledgor has signed this Agreement as of this 5th day of August, 2011.

PLEDGOR:

CVD EQUIPMENT CORPORATION

By:_____________________________
Name:
Title:

ACCEPTED:

HSBC BANK USA, NATIONAL ASSOCIATION

By:_____________________________
Name:   Robert J. Caruana
Title:   Vice President

EXHIBIT A

DESCRIPTION OF THE COLLATERAL

The following account and any successor account thereto and all assets held or to be held therein:

Bank Name:	HSBC Bank USA, National Association 534 Broad Hollow Road Melville, New York 11747

Account Name:	CVD Equipment Corporation

Account #:	_____________